Exhibit 4

Financial Report

(Report filed pursuant to Article 24, Paragraph 1 of the

Financial Instruments and Exchange Act)

For the fiscal year ended March 31, 2009
(37th Term)

Takara Leben CO., LTD.

2-6-1 Nishi-Shinjuku, Shinjuku-ku, Tokyo

[Independent Auditors’ Reports]

[Internal Control Audit Report]

Cover

Document submitted:	Annual Financial Report

Pursuant to:	Article 24, paragraph (1) of the Financial Instruments and Exchange Act

Submitted to:	Director-General of the Kanto Local Finance Bureau

Date of submission:	June 23, 2009

Period of Annual Financial Report:	37th term (year ended March 31, 2009)

Company name (Japanese):	Kabushikigaisha Takara Re-ben

Company name (English):	Takara Leben CO., LTD.

Title and name of representative:	Yoshio Murayama, President and Representative Director

Place of head office:	2-6-1 Nishi-Shinjuku, Shinjuku-ku, Tokyo

Telephone number:	(03)-5324-8720

Contact:	Kazuichi Shimada, Vice President, Chief Director of General Planning, Manager of Business Planning Office and Representative Director

Nearest location:	2-6-1 Nishi-Shinjuku, Shinjuku-ku, Tokyo

Telephone number:	(03)-5324-8720

Contact:	Kazuichi Shimada, Vice President, Chief Director of General Planning, Manager of Business Planning Office and Representative Director

Place of general inspection:	Tokyo Stock Exchange Group, Inc. (2-1, Nihonbashi Kabutocho, Chuo-ku, Tokyo)

PART 1	CORPORATE INFORMATION

ITEM 1	Corporate Overview

1. Selected Financial Data

(1) Consolidated financial data

Term	33rd term	34th term	35th term	36th term	37th term
Year ended March 31,	Year ended March 31, 2005	Year ended March 31, 2006	Year ended March 31, 2007	Year ended March 31, 2008	Year ended March 31, 2009
Sales (Millions of yen)	54,039	57,157	58,007	64,778	57,652
Ordinary income (losses) (Millions of yen)	3,272	5,352	5,626	6,205	(9,787)
Net income (losses) (Millions of yen)	1,760	2,620	3,157	3,506	(12,471)
Net assets (Millions of yen)	9,849	14,082	16,577	19,318	6,420
Total assets (Millions of yen)	53,999	65,104	82,635	99,842	71,486
Net assets per share (Yen)	659.82	839.12	988.59	1,166.76	387.80
Net income (losses) per share, basic (Yen)	111.33	169.33	187.77	210.34	(753.21)
Net income (losses) per share, diluted (Yen)	99.45	146.45	182.80	209.03	—
Shareholders’ equity ratio (%)	18.2	21.6	20.1	19.3	9.0
Return on shareholders’ equity (%)	18.8	21.9	20.6	19.5	—
Price to earnings ratio (Times)	8.7	10.6	8.9	2.6	—
Net cash provided by operating activities (Millions of yen)	(1,841)	3,513	(17,848)	(1,841)	6,653
Net cash provided by investing activities (Millions of yen)	(1,207)	(3,890)	(6,431)	(7,615)	(4,144)
Net cash provided by financing activities (Millions of yen)	4,421	3,422	17,383	12,584	(11,671)
Cash and cash equivalents at the end of period (Millions of yen)	13,529	16,664	9,768	12,896	3,733
Number of employees (Average number of temporary employees)	253 (84)	345 (112)	417 (143)	486 (166)	333 (125)

Note:	1.	Consumption taxes and other taxes are excluded from sales.
	2.	Diluted net income per share for the year ended March 31, 2009 is not presented because there was a net loss per share.
	3.	The Accounting Standard Board Statement (“ASB Statement”) No. 5—“Accounting Standards for Presentation of Net Assets in the Balance Sheet” and the Accounting Standard Board Guidance (“ASB Guidance”) No. 8—“Guidance on Accounting Standards for Presentation of Net Assets in the Balance Sheet” were adopted from the year ended March 31, 2007.

(2) Non-consolidated financial data

Term	33rd term	34th term	35th term	36th term	37th term
Year ended March 31,	Year ended March 31, 2005	Year ended March 31, 2006	Year ended March 31, 2007	Year ended March 31, 2008	Year ended March 31, 2009
Sales (Millions of yen)	53,010	54,907	54,614	58,256	52,388
Ordinary income (losses) (Millions of yen)	3,214	5,138	5,487	5,838	(10,311)
Net income (losses) (Millions of yen)	1,730	2,497	3,111	3,301	(12,817)
Capital stock (Millions of yen)	1,399	2,116	2,270	2,442	2,442
Number of shares issued and outstanding (Shares)	15,500,000	16,902,998	17,203,091	17,540,333	17,540,333
Net assets (Millions of yen)	9,650	13,766	16,221	18,758	5,487
Total assets (Millions of yen)	53,305	63,703	80,036	96,565	69,349
Net assets per share (Millions of yen)	646.73	820.56	967.36	1,132.91	331.40
Dividend per share (interim dividend per share) (Yen)	17.50 (7.50)	20.00 (10.00)	22.00 (11.00)	24.00 (12.00)	12.00 (12.00)
Net income (losses) per share, basic (Yen)	109.66	161.68	185.05	198.07	(774.13)
Net income (losses) per share, diluted (Yen)	97.95	139.84	180.15	196.84	—
Shareholders’ equity ratio (%)	18.1	21.6	20.3	19.4	7.9
Return on shareholders’ equity (%)	18.8	21.3	20.8	18.9	—
Price to earnings ratio (Times)	8.8	11.1	9.0	2.7	—
Dividend payout ratio (%)	16.0	12.4	11.9	12.1	—
Number of employees (Average number of temporary employees) (Persons)	192 (70)	231 (52)	215 (45)	218 (38)	200 (19)

Note:	1.	Consumption taxes and other taxes are excluded from sales.
	2.	Diluted net income per share for the year ended March 31, 2009 is not presented because there was a net loss per share.
	3.	The annual dividend per share of 17.5 yen and the interim dividend per share of 7.5 yen for the year ended March 31, 2005 include a commemorative dividend of 2.5 yen relating to the listing of stocks on the First Section of the Tokyo Stock Exchange.

2. History

September 1972	Established “Takara Komuten Co., Ltd.” in Yamato-cho, Itabashi-ku, Tokyo with capital of 1.7 million yen.
January 1973	Obtained Real Estate Transaction License, (Tokyo Governor Registration No. (1) 23405) and started real estate business.
May 1974	Moved head offices to Nakaitabashi, Itabashi-ku.
June 1975	Purchased Dai-ichi Takara Bldg as head offices in Nakaitabashi, Itabashi-ku
August 1975	Obtained Construction Business Permit (Tokyo Governor Registration (General (50) 37608)
June 1979	Moved head offices to Dai-ichi Takara Bldg.
March 1982	Purchased rental properties (12 buildings) in Yono City, Saitama Prefecture (present-day Saitama City), and launched the real estate rental business.
September 1985	Obtained Finance Service Permit (Tokyo Governor Registration No. (1) 05714)
May 1986	Established Takara Juhan Co., Ltd. in order to expand sales and mediation business.
April 1988	Established Takara Management Co., Ltd., a real estate management company
May 1989	Takara Juhan Co., Ltd. established a branch in Toda, and changed the Real Estate Transaction License (from Tokyo Governor Registration to a Minister of Construction License No. (1) 3900)
November 1991	Established a branch for Takara Juhan Co., Ltd. in Omiya.
May 1994	Established a Condominium Division for Takara Juhan Co., Ltd.
June 1994	Launched sales of “Leben Heim” condominiums “.”
February 1996	Change corporate name of Takara Management Co., Ltd. to Leben Community Co., Ltd.
February 1999	Established branches for Takara Juhan Co., Ltd. in Ikebukuro and Shinjuku.
June 1999	Established a branch for Takara Juhan Co., Ltd. in Ueno.
August 1999	Obtained Minister of Construction License for Real Estate Transaction (Minister of Construction License No. (1) 5924)
September 1999	Merged with Takara Juhan Co., Ltd.
September 1999	Moved the Omiya branch to Urawa City (present-day Saitama City), and opened as Saitama branch.
January 2000	Obtained permit as designated real estate joint enterprise from the Tokyo Metropolitan Government (Tokyo Governor License No. 33)
October 2000	Changed corporate name from Takara Komuten Co., Ltd. to Takara Leben CO., LTD.
August 2001	Moved head offices to Toshima-ku, Tokyo.
October 2001	Opened the Tokyo branch in Chiyoda-ku, Tokyo
November 2001	Listed on the JASDAQ market.
December 2001	Established Tafuko Co., Ltd. for bridge financing agency services.
July 2002	Established a Machida branch in Machida City, Tokyo.
September 2002	Moved the Saitama branch to Kawaguchi City.
April 2003	Listed on the second section of the Tokyo Stock Exchange.
June 2003	Moved the Machida branch to Kita-ku, Tokyo and opened as Akabane branch.
March 2004	Listed on the First Section of the Tokyo Stock Exchange.
May 2004	Real estate agency “Relivel Leben Co., Ltd.” made into a subsidiary.
September 2004	Moved Akabane branch to Adachi-ku, Tokyo and opened as Kita-Senju branch.
November 2004	Established AS Partners Co., Ltd., a nursing care business.
June 2005	Change the General Construction Business Permit to a Specified Construction Business (Permit No. (Specified 17) 37608).
September 2005	Registered as Trust Beneficiary Seller’s Business with the Director General of the Kanto Regional Financial Bureau (Permit No. (Baishin) 241).
December 2005	Moved the Saitama branch to Saitama City and opened as Saitama Sales Office.
May 2006	Moved the head office to the Shinjuku Sumitomo Building in Shinjuku-ku, Tokyo and close the Tokyo branch.
Yokohama branch established in Yokohama City, Kanagawa prefecture; Kita Kanto branch established in Saitama City, Saitama prefecture.
December 2006	Corporate name for Relivel Leben Co., Ltd. changed to Takara Live Net Co., Ltd.
October 2007	Kita-Senju branch closed.
March 2008	Kita Kanto branch closed.
August 2008	Made real estate agency Marunouchi Servicer Co., Ltd. a subsidiary.
January 2009	Yokohama branch closed.
March 2009	Made real estate agency Takara Housings Co., Ltd. a subsidiary.
March 2009	In accordance with a sale of a portion of shares of AS Partners Co., Ltd., said company was changed from consolidated subsidiary to equity method affiliate.

3. Business Overview

The Takara Leben Group is comprised of Takara Leben CO., LTD., four consolidated subsidiaries, and one affiliate, and engages in the real estate business in Tokyo, Saitama, Chiba and Kanagawa prefectures.

Takara Leben CO., LTD.’s business operations include the design, planning and sale of its mainstay “Leben Heim” condominiums and single unit housing.

Leben Community Co., Ltd. provides comprehensive condominium management services.

Tafuko Co., Ltd. provides mainly bridge financing agency services for approved housing loan borrowers to obtain bridge financing while they wait for the disbursement of the loans.

Takara Live Net Co., Ltd. provides outsourced condominium and other property sales and marketing, and provides products for the interim market (used market).

Marunouchi Servicer Co., Ltd. provides claims servicing services pursuant to the Law on Special Measures Concerning the Claims Servicing Business.

The equity method affiliate AS Partners Co., Ltd. operates nursing care homes for seniors.

(1) Real estate sale business

Takara Leben CO., LTD. is engaged in the design, planning and sale of its mainstay “Leben Heim” condominiums and single unit housing in the metropolitan area (Tokyo, Saitama prefecture, Chiba prefecture, and Kanagawa prefecture).

(2) Real estate rental business

Takara Leben CO., LTD. owns rental apartments and condominiums, as well as commercial stores and offices, for rent mainly in the Tokyo and Saitama prefectures.

(3) Real estate management business

Leben Community Co., Ltd., which is a consolidated subsidiary, provides comprehensive management services, such as cleaning services for condominiums, security control, and other services.

(4) Bridge financing agency services

Tafuko Co., Ltd., which is a consolidated subsidiary, provides bridge financing agency services for approved housing loan borrowers to obtain bridge financing while they wait for the disbursement of housing loans.

(5) Claims servicing business

Marunouchi Servicer Co., Ltd., which is a consolidated subsidiary, provides claims servicing services pursuant to the Law on Special Measures Concerning the Claims Servicing Business.

(6) Nursing care business

AS Partners Co., Ltd., which is an equity method affiliate, operates nursing care homes for seniors.

(7) Other business

The Takara Leben Group is also engaged in additional businesses other than the ones mentioned above, such as sales from commission charges from acting as a selling agent.

A systematic diagram of the businesses is shown on the next page.

4. Subsidiaries and Affiliates

Company Name	Location	Capital (Millions of yen)	Major business activities	Voting rights (or ownership) (%)	Relevant information
(Consolidated subsidiary) Leben Community Co., Ltd.	Toshima-ku, Tokyo	30	Real estate management services	100.0	Concurrent positions held by board members
Tafuko Co., Ltd	Shinjuku-ku, Tokyo	10	Bridge financing services	100.0	Concurrent positions held by board members
Takara Live Net Co., Ltd.	Toshima-ku, Tokyo	30	Real estate agency services	100.0	Concurrent positions held by board members Engages in sale of Takara Leben’s properties
Marunouchi Servicer Co., Ltd.	Toshima-ku, Tokyo	600	Collection on claims	99.0	Concurrent positions held by board members
(Equity method affiliate) AS Partners Co., Ltd.	Chiyoda-ku, Tokyo	40	Nursing services	30.0	Concurrent positions held by board members Engage in rental of facilities

Note: The Major business activities column indicates the name of the business division, etc.

5. Employees

(1) The Company and Consolidated Subsidiaries

As of March 31, 2009

Name of business division	Number of employees
Real estate sales business	333 (125)
Real estate rental business
Real estate management business
Other business

Total	333 (125)

Note:	1.	The number of employees represents the number of full-time employees.
	2.	Each number in parentheses represents the annual average number of temporary employees (converted as one person working eight hours per day) employed for the one-year period.
	3.	As the Takara Leben Group does not have an organizational framework for management according to type of business, the same employees are engaged in multiple types of business.
	4.	Although the number of employees decreased by 153 persons as compared to the end of the previous consolidated fiscal year, the major reason behind this decrease is the fact that AS Partners Co., Ltd. was excluded as a consolidated subsidiary.

(2) The Company

As of March 31, 2009

Number of employees (Persons)	Average age (Years)	Average length of service (Years)	Average yearly salary (Yen)
200 (19)	31.7	4.7	5,765,538

Note:	1.	The number of employees represents the number of full-time employees.
	2.	Each number in parentheses represents the annual average number of temporary employees (converted as one person working 8 hours per day) employed for the one-year period.
	3.	The average yearly salary includes bonuses and additional wages.

(3) Labor unions

Although a labor union has not been formed, labor-management relations are continuing smoothly.

ITEM 2	Operating and Financial Review

1. Summary of Operating Results

(1) Performance Review

With regard to the global economy, concerns regarding capital shortage of financial institutions in Europe and the United States still remain, and while the Group is searching for a way to dispose of nonperforming assets of financial institutions, which lie at the foundations of the crisis, whether an “action plan” by major countries to overcome the crisis by involving emerging countries can be steadily executed affects the future path of the global economy. However, there are many issues that remain, such as delays in crisis response, relaxation of international cooperation, reforms of financial regulations to prevent reoccurrence, and reforms of international institutions.

In the Japanese economy as well, a state where the policies by political authorities are typically superficial, the future plan for economic recovery is still not clear. In these current times when such a state makes the psychology of consumers more insecure, drastic measures are sought after.

We believe that producing results through exerting our own self-reliant efforts to the maximum extent, rather than holding too many expectations for matters as left up to their own course is linked to the recovery of trust from customers, partners, and shareholders.

The Group thus considers it necessary to actively promote corporate activities that place importance on its customers and ultimate supporters by making the “LEBEN HEIM” series of family condominiums planned by Takara Leben the main brand, using uniform selling concepts comprised of the vision of “Thinking of Happiness. Making Happiness.” and the corporate mission of “creating together with eager minds, sincere efforts and ample talent,” while always focusing on “ideal, affordable housing that anyone can buy with confidence” mainly oriented toward first-time buyers.

By expanding our business in such a way, sales for the year ended March 31, 2009 were 57,652 million yen (down 11.0% as compared to the previous year), while operating losses were 8,751 million yen (compared to an operating income of 7,272 million yen in the previous year), ordinary losses were 9,787 million yen (compared to an ordinary income of6,205 million yen in the previous year), and net losses were 12,471 million yen (compared to a net income of 3,506 million yen in the previous year).

(2) Cash Flows

At the end of the consolidated fiscal year ended March 31, 2009, cash and cash equivalents (hereinafter referred to as “cash”) decreased by 9,162 million yen compared to the end of the previous consolidated fiscal year, to 3,733 million yen.

(Cash flows from operating activities)

The increase in net cash provided by operating activities was 6,653 million yen, a decrease of 1,841 million yen from the previous consolidated fiscal year. This is mainly due to a decrease in inventories.

(Cash flows from investing activities)

The decrease in net cash used in investing activities was 4,144 million yen, a decrease of 7,615 yen from the previous consolidated fiscal year. This is mainly due to the purchase of tangible fixed assets.

(Cash flows from financing activities)

The decrease in net cash used in financing activities was 11,671 million yen, an increased of 12,584 million yen from the previous consolidated fiscal year. This is mainly due to the repayment of debt and the redemption of commercial papers.

(3) Business Strategy

<Overview of strategies>

The current medium-term management plan also contains a long-term strategy for stable growth, which will require structural reforms carried out under the strong leadership of managers and top executives as well as an emphasis on a strengthening of a product strategy with cyclic elements that supplement core operations in condominiums with diverse stand-alone housing, pre-owned housing, and real estate rental operations. On the other hand, the strategy calls for each company of the Group handling these products to make full use of the products’ potential value to further increase its own value and cooperatively provide an array of excellent products that inspire customer loyalty. In this way, the Takara Leben Group aims to create loyal fans and gain recognition of its value throughout society.

<Specific strategies>

A. Overview

•	Within the context of the “Building Project,” develop a foothold for future growth while promoting and spreading the corporate vision and mission Group-wide.

•	Aim to become an unwavering, truly public company despite tough economic conditions by condensing overall assets and dramatically improving asset balance.

•

Allow operations and Group companies in each business segment to allocate resources and grow alongside the circumstances of each business segment. However, just as the condominium business cannot grow independently without consideration of overall Group operations, the operations in each segment are not to grow independently but are to strive to grow while maximizing synergies with other Group units.

B. Individual strategies

1) Product strategies

a) Area strategies

While there is no change in Takara Leben’s basic stance of maintaining a 40% share in Saitama Prefecture and a 20% share in Tokyo, as they represent areas where business is strong, an area strategy which establishes certain location requirements while maintaining competitive superiority in these regions has been established. Also, business development aimed at garnering customer support over narrow, medium-sized and wide areas is being carried out while maintaining a balance between supply and demand in those areas.

b) Product scale strategies

Because of the downward trend resulting from changes in the market and consumer interest supporting large-scale properties (200 units or more), careful product planning emphasizing property strength for small and medium-sized properties is called for, and analyses of target areas to find the optimum property size and to diversify risk is needed so that completed stock is completely sold.

c) Price strategies

By keeping from being misled by market fluctuations and by staying focused on the perspective of first-time buyers through a recommitment to the marketing concept of “ideal, affordable housing that anyone can buy with confidence,” Takara Leben will provide “ideal, affordable housing” which will lead to stable corporate growth. It is important that sale prices which diverge from the market be set at a level which allows for properties to be sold within an appropriate timeframe as the prices adjust to the fair market price.

2) Sales strategies

Takara Leben will carry out product planning and sales strategies which utilize meticulous customer service to instill a sense of familiarity and trust in order to build lasting relationship with customers.

a) Sales systems

Market fluctuations and specific external factors have adversely affected the Takara Leben Group and kept it from demonstrating its usual marketing strength, and this has resulted in a decrease in the number of units contracted. It is therefore necessary to foster an environment which: encourages sales superiority through the reinvigoration of Group synergy; enhances the standard for balancing personnel placement for each property will sales speed; fosters sufficient marketing strength; and raises the level of customer loyalty.

b) Internet marketing

Due to the introduction of a selection system for use in Internet marketing which allows customers to find the exact information they seek, the number of requests for materials has increased 26.3% and the number of visitors to model rooms has increased 33.6% over the previous fiscal year ended March 31, 2008. As a result, the contracted ratio achieved via the homepage is 43.4%, demonstrating the considerable strength of Internet marketing.

c) Leben Club

The goal under the three year plan is to achieve a club membership of 50,000 people, and for the fiscal year ended March 31, 2009, the number of members increased from approximately 19,000 for the previous year to around 33,000 (a year-on-year increase of 142.8%) due to membership-boosting efforts, such as renewal of the homepage. This increase in membership has helped to greatly increase awareness of Takara Leben. In addition, by providing club members with timely information via a members-only Web page, they receive service that aims to increase their support for Company properties.

d) Corporate partnerships (corporate intranet advertising)

Takara Leben is involved in corporate partnerships with 146 groups comprising 4.23 million people, and for the fiscal year ended March 31, 2009, there were approximately 1,000 visits from corporate partners and approximately 200 corporate partnership agreements signed, demonstrating that ample strength continues to be found in the Takara Leben Group’s corporate partnerships. In the future, a service providing corporate partners with a variety of information suited to their needs will be implemented, and a more active effort will be made to increase awareness of Takara Leben.

e) Construction planning strategy

Despite a 15% drop in construction costs since their peak, a balanced adjustment with sale price to enable a steady supply to the market has not been achieved, and further coordination with construction companies is needed. In particular, the creation of a business model which enables construction and real estate businesses to form partnerships amidst the current economic recession is of paramount importance.

Thus Takara Leben has worked with construction firms to put in motion the Naka-Itabashi Project: a first step toward addressing the existing situation.

Also, the LUIC PROJECT, which centers on the theme of “water” as a fundamental motivating force in lifestyles, began full-scale operations in the fiscal year ended March 31, 2009. Its first offering was the Takara-no-Mizu water purifying system which is now being followed by the built-in Takara-no-Microbubble micro-bubble bath device for general household use (a first in Japan). Both of these are being offered as standard features and will help set Takara Leben’s properties apart from those of their competitors by helping customers move closer to a more ideal lifestyle.

C. Product diversification strategies

1) Stand-alone houses

With respect to newly built stand-alone houses, a sales system is being implemented which takes into consideration the market characteristics of the outer-suburb-type products currently being supplied and reflects the diverse needs of customers in flexibly incorporating built-for-sale houses, land sold for houses, and land subdivision. Also, it is important that business planning for suburb-type products focuses on built-for-sale housing and that it demonstrates sufficient merit as a short-term business.

2) Pre-owned condominiums

With regard to pre-owned condominiums, because only those which meet certain conditions can be utilized, many of these condominiums are left unused; however, the performance of the Le Art Series is becoming increasingly recognized, and it is likely that two to three buildings can be stably supplied each year. Also, in light of the advances in pre-owned condominium renovations, and in light of the fact that customer needs for newly built condominiums are clearly defined, the pre-owned condominium business is expected to move beyond simply supplementing new condominium business to becoming a revenue-generating short-term business on par with stand-alone homes.

3) Resale business

The resale business has been operating full-scale from the fiscal year ended March 31, 2009, demonstrating short-term revenue-generating superiority through the successful delivery of 67 out of 69 units in three buildings. However, it is a limited-term business, and business development in this area will require a careful assessment of the market environment while balancing optimal sale price with procurement.

4) Income-generating properties strategy

With regard to income-generating properties, the current asset balance requires further adjustment; however, at the same time it is also necessary to establish a stable “stock-type” business. Thus, by repeating a well-balanced cycle of procurement and sales in order to increase asset value, profitability can be increased and an optimal portfolio balance achieved which will allow for growth as a stable business.

D. Group strategy

In the new midterm management plan, in order to continue building a stronger public company, further intra-group information exchange is to be stimulated, with a policy of effective application of the mutual benefits. In addition, because the mainstay subdivided condominium business is a flow business, it is essential to seek establishment of a comprehensive business by pursuing synergies with such stock businesses such as leasing, management and intermediation.

Thus, the midterm target of Leben Community Co., Ltd. is 30,000 units under management. This year’s target of 19,000 has already been attained. As the intra-group stock business, Leben Community Co., Ltd. holds high expectations for stimulating new business and plays a central role in even more detailed services for customers, seeking points of contact with those who have already made purchases.

Takara Live Net Co., Ltd. will acquire wide-ranging distribution development without depending on intra-group sales outsourcing, and reconstruction of its diversified functions as a marketing company is a mid/long term issue.

Tafuko Co., Ltd. plays a role in providing customers with housing loan brokerage operations. The most important issue here is reinforcing liaisons within the group for stable business cultivation.

In Marunouchi Servicer Co., Ltd., the synergistic effect among the valuation, processing and disposal of loan collateralized real estate, is expected to allow it to serve as a contributor to society by facilitating the disposal of bad loans as well as business revitalization.

2. Operating Results

(1) Sales

Name of business division	Current consolidated fiscal year (Year ended March 31, 2009)
	Amount (Millions of yen)	Composition ratio (%)	Change from the previous fiscal year (%)
Real estate sales business	51,495	89.3	87.1
Real estate rental business	1,442	2.5	115.2
Real estate management business	1,792	3.1	124.5
Other business	2,921	5.1	98.2

Total	57,652	100.0	89.0

Note: The above amounts do not include consumption tax and other taxes.

(2) Number of housing units contracted

Name of business division	Current consolidated fiscal year (Year ended March 31, 2009)
	Number of housing units	Change from the previous fiscal year (%)	Amount (Millions of yen)	Change from the previous fiscal year (%)
Real estate sales business	1,236	88.9	44,393	100.8

Total	1,236	88.9	44,393	100.8

Note: The above amounts do not include consumption tax and other taxes.

(3) Contracted ratio

Name of business division	Year-end of current consolidated fiscal year (March 31, 2009)
	Number of housing units	Change from the previous fiscal year (%)	Amount (Millions of yen)	Change from the previous fiscal year (%)
Real estate sales business	460	63.9	13,722	62.5

Total	460	63.9	13,722	62.5

Note: Consumption taxes and other taxes are excluded from the above amounts.

3. Challenges for the Company

In the deepening worldwide recession sparked by the U.S.’s financial instability, it is expected that the future of the real estate market will continue to be uncertain. Here, the Company’s fiscal year under review will see a sharp deterioration in the cash position, the posting of large losses, as well as a decline in the equity capital ratio, all of which places severe pressure on management. Ascertaining the path to renewed growth is a critical issue. With respect to the equity capital ratio, the outlook is for the reduction of inventory assets by aggressive sales activity, thereby bringing down interest bearing liabilities, with prospects for improvement in the next and following mid/long term plans. A revamp of inventory asset valuations will enable sales at appropriate prices, optimization of personnel placement and minimization of selling costs and selling and general administrative expenses led by integration and abolition of business locations including office relocation. These policies are at the center of expectations for profitability in the next year.

The Company has a track record of transcending many difficult situations such as the collapse of the bubble. Based on this, while re-recognizing its own value, the Company seeks to surmount the present difficult environment and aim for further growth. To that end, the “Building Project” will be aggressively promoted, and based on setting appropriate prices in awareness of the market, we will undertake the early sales of completed housing inventories, the resale business and the rebuilding of other business strategies. The resulting improvements in efficiency and profitability are to stabilize the Company’s financial condition. At the same time, we will make clear the division of roles, responsibilities and jurisdictions within the Company and its group, thereby reinforcing organizational mobility.

Even as these activities enhance the Company’s added value, we will strive to build a sustainable society through creation of daily home living. We believe the result will enable the Company to surmount the present crisis, and be linked to sound and stable corporate growth.

4. Risk Factors

The following are the risks that could affect our business results, share price, and financial position.

In addition, these materials contain forward-looking statements about our industry, our business, our plans and objective, our financial condition and our results of operations that are based on our current expectations, assumptions, estimates and projections as of the date of filing of this annual financial report in Japan. (1) Laws and regulations

The Group’s business is subject to regulation under the National Land Use Planning Act, Building Lots and Buildings Transaction Business Act, Building Standards Act, City Planning Act, Moneylending Control Act, Act on Advancement of Proper Condominium Management, Long-Term Care Insurance Act, and other local authority regulations and ordinances. When these legal regulations and ordinances are newly instituted or amended, new burdens on the Company could arise and affect the group’s business results and development.

Amendments to the Building Standards Act that took effect on June 20, 2007 extended the construction verification period, required improvement of the precision of verification request documents and made it more difficult to request post-verification change requests, among others. These regulations have begun to generate effects. They give rise to additional expenses and could impact the Group’s business results and financial condition.

(2) Housing loan effects

In the Group’s businesses, sales of condominiums, etc. make use of housing loans from the Japan Housing Finance Agency and financial institutions. Increases in interest rates and changes in the financial situation, if disadvantageous, could impact the Group’s business results and financial condition.

(3) Dependence on borrowings

Development funds from purchase of stock to completion of land for condominiums, etc., are mainly procured by borrowings from financial institutions. As of March 31, 2009, such interest bearing liabilities accounted for 72.5% of total assets. Consequently, deterioration in interest rate directions and the financial situation, as well as in the Group’s creditworthiness, if applied to fund procurement, could impact the Group’s business results and financial condition.

(4) Purchasers’ demand

The mainstay subdivided condominium business has a tendency to be swayed by purchasers’ demand directions, which in turn are easily affected by economic and interest rate directions, the housing tax system, land prices and others. For these reasons, should purchaser directions shift, it could impact the Group’s business results and financial condition.

(5) Effect of supply

The Group’s mainstay subdivided condominium business tends to be affected by land purchase costs, changes in external outsourcing prices, interest rates and other supply factors. The group’s principal areas are Saitama, Tokyo and neighboring areas, where land for business use is highly popular and competitors are many.

For these reasons, should there be a shift in supply, it could impact the Group’s business results and financial condition.

In addition, in properties for turnover as of March 31, 2009, should turnover be delayed until the following fiscal year due to delayed construction, there could be an impact on the Group’s business results and financial condition.

(6) Neighbors’ opposition to condominium construction

Condominium construction takes into account the site’s surrounding environment, and development plans are formed after related laws and local government regulations have been studied. Advance briefings are also held for neighboring residents and their concurrence is sought, but there may be opposition among them due to construction noise, sunlight problems, environmental problems and others. In the event that changes to plans, construction period extensions and additional expenses, should occur, this could impact the Group’s business results and financial condition.

(7) Personal information

The Group’s business involves handling of a great deal of personal information related to the sale and management of condominiums. In handling such information, detailed attention is given to the introduction of leakage prevention software, the institution of regulations, the preparation of manuals for employees, training sessions and others. However, should information leaks occur, they could impact the Group’s business results and financial condition.

(8) Lawsuits

In condominium construction, careful study is made from a variety of standpoints from land purchase to completion, but there remains the possibility of lawsuits for building defects, soil pollution and others that could cause changes in building plans. In such events, lawsuits could impact the Group’s business results and financial condition.

(9) Falsification of structural computation documents

Regarding the legality of structural computation documents, to verify the results of computations by the design office, the person in charge of a property makes periodic on-site rounds, and separate persons double check the documents. After correction for errors, a verification inspection is conducted for quality control. Nevertheless, if design and execution defects appear after building completion, operations may be delayed and additional expenses incurred for damage liability claims, and they could impact the Group’s business results and financial condition.

(10) Use of special purpose companies

The Group has introduced a scheme for making use of special purpose companies. If such a company were to go bankrupt, it could impact the Group’s business results and financial condition within the limits of its capital stake.

In this scheme, the Company cannot contribute to effective decision making in the business operations of such companies. Therefore there is no application of control standards and the companies are not subject to consolidation. Going forward, however, if changes to the accounting system or work practices make them eligible for consolidation, there could be an impact on the Group’s business results and financial condition.

(11) Effects of competition

The Group conducts its real estate subdivision business in the Tokyo area and neighboring suburbs. There are many competitors there, and should excessive price competition arise it would affect the marketing activity periods or make sales difficult at the Company’s target prices. In that event, there could be an impact on the Group’s business results and financial condition.

(12) Construction expenses

If soaring construction materials prices and construction labor costs increase subcontractor burdens, margins could decline. In that event, there could be an impact the Group’s business results and financial condition.

(13) Construction company bankruptcies

Should a construction company that issues construction orders go bankrupt, construction delays and subcontract non-performance could occur, and the construction company may defect on its guarantee of liability. This could impact the Group’s business results and financial condition.

(14) Factors affecting Company management

Factors with important effects on Company management for the year ended March 31, 2009 include the posting of material operating losses, ordinary and net losses, a decline in the shareholders’ equity ratio and sharp deterioration in the Company’s cash position. Such situations would raise important doubts about the premises for corporate continuance.

In the group’s business environment, worldwide financial confusion and a credit crunch has wreaked drastic changes in the fund procurement environment of players in the real estate business, causing in particular a notable decline in the liquidity of real estate for investment and a significant contraction of the real estate market.

Amid these external environmental changes, the Group maintained profitability and underwent an early cash recovery, stabilizing the financial foundation and strengthening difficult operating activities. As a result of valuation changes reflecting uncertain future market situations for assets currently held, the cost price on losses on impairment of inventories was posted as 10,448 million yen and impairment losses of 1,810 million yen were posted to extraordinary losses for the year ended March 31, 2009. In this term operating losses were accordingly 8,751 million yen, with an ordinary loss of 9,787 million yen and a net loss of 12,471 million yen.

For the year ended March 31, 2009, cash flow from operating activities was a positive 6,653 million yen, but cash flow from investing activities was a negative 11,671 million yen. Cash and equivalents plummeted by 9,162 million from the previous year to 3,733 million yen. In this situation the group’s most important issue was perceived as fund procurement. At present working capital, project funds and other financing continues to be obtained from our dealing financial institutions, but should there occur notable changes in dealing terms and conditions, or major changes in the financial environment, they could impact the Group’s business results and financial condition. If, moreover, there is an extension of a situation with no bottom to real estate prices and no signs of financial market normalization, major changes would be forced into the business plans of some future projects, and repayment of project finance on the original terms could become difficult.

5. Material Contracts

None.

6. Research and Development

None.

7. Operating, Financial and Cash Flow Analysis

These materials contain forward-looking statements about our industry, our business, our plans and objective, our financial condition and our results of operations that are based on our current expectations, assumptions, estimates and projections as of the date of filing of this annual financial report in Japan. (1) Significant Accounting Policies and Estimates

The group’s consolidated financial statements are prepared based on accounting standards generally accepted as fair and appropriate in Japan. The preparation of our consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, earnings and expenses, and related disclosures of contingent liabilities. These estimates are based on, but not limited to, historical results, and they are based on information that is currently available to us and on various other assumptions that we believe are reasonable under the circumstances. Because estimates are by nature uncertain, actual results may vary from these estimates.

(2) Results of Operations and Financial Condition

1) Analysis of results of operations

a)	In Saitama Prefecture and the Tokyo metropolitan area the parent company Takara Leben CO., LTD. has an approximately 60% market share in subdivided condominiums. In its characteristic balance allocation it has transferred large properties in Saitama’s Washimiya Town and Tokyo’s Hachioji City, but has been greatly impacted by deterioration in the selling environment, prompting implementation of a sales promotion policy whereby the overall gross profit margin was held at 15.4%.

In single unit dwellings the number has followed closely in line with target, but the gross margin declined to 20.1%. Establishing new marketing methods is a matter of urgency.

In sales of pre-owned residences including the Les Art series, 49 properties in Kawasaki City’s Takatsu Ward that were purchased in this term were all completed in about 4 months, and their price advantage compared to other newly constructed properties was fully demonstrated. As for the next segment, properties in Chiba City’s Chuo Ward have already been purchased.

In the purchase-resale business that has been implemented full scale starting in this term, we have purchased 3 properties comprising 69 units during the term, and contracts for all have already been completed. Although some are to be turned over in the next term, the short term recovery business has demonstrated its advantages. The purchase of one building with 112 units, to be transferred in the next term, has been completed and going forward, and we desire to capture fairly priced properties in the complementary new construction condominium subdivision business.

In lease/rental income, asset property liquidation based sales activity will be carried out, and although new purchases will be reduced, a 5.2% gain over the target is expected.

Relative to parent targets, sales are down by 11 million yen and operating profit by 11,122 million yen due to the application of “Accounting Standards Related to Valuation of Inventory Assets”. There was also a decreased in ordinary profit by 11,041 million yen and a decreased in net profit by 12,917 million yen due to a 600 million yen increase in advertising and publicity expenses.

At Leben Community Co., Ltd., the number of units of consigned management was 19,979, exceeding the target of 19,000. In particular, the number of consignments from other companies rose sharply by 70.3%, accounting for a 75.0% share of the fiscal year’s increase, and sales efforts toward acquisition of other companies’ properties registered steady results. Steady growth was also seen in renovation, property sales, construction orders and peripheral businesses, but failure to meet the target in the real estate segment caused sales to decline by 137 million yen and net profit by 6 million yen vs. targets.

At Tafuko Co., Ltd., trends were closely in line with targets due to stable commission income in the financing business and peripheral businesses.

At Takara Live Net Co., Ltd., there was a large increase in sales agency consignments, resulting in a substantial growth in sales of 71 million yen that exceeded the target, and a net profit of 26 million yen, with all categories showing high growth.

At AS Partners Co., Ltd., 2 new nursing facilities were added for a total of 7 facilities, and excluding the 2 new locations, the operating rate of the existing 5 was 89.2%, continuing strongly and showing high growth in all segments.

At Marunouchi Servicer Co., Ltd., which became a consolidated subsidiary in this term, the net loss was 31 million yen.

In consequence of the foregoing, the Group as a whole fell short of its target by 551 million yen for sales, 11,091 million yen for operating profit, 11,017 million yen for ordinary profit and 12,871 million yen for net profit.

b) Operating results by segment

(Real estate sales business)

Sales of 17 condominium buildings (1,151 units) were 33,886 million yen, while those of new construction subdivision, pre-owned condominium subdivision and purchase/resale aggregated to 17,609 million yen, for a total segment sales of 51,495 million yen (a decrease of 12.9% from the previous year).

(Real estate rental business)

Leasing revenue from leased condominiums, offices, shops and others was 1,442 million yen (an increased of 15.2% from the previous year).

(Real estate management business)

Management revenue from 392 residential condominium buildings (19,979 units) sent sales up by 24.5% to 1,792 million yen.

(Other businesses)

Revenue from intermediation, optional construction orders in connection with subdivided condominium sales, and from real estate sale consignment agency commissions, totaled 2,921 million yen (a decrease of 1.8% from the previous year).

c) Discussion by category

(Sales)

Subdivided condominium business sales were 33,886 million yen, due to a transfer of 17 buildings. The aggregate figure for new construction, secondhand condominium subdivision and purchase/resale was 17,609 million yen; from leased condominiums and other offices and shops leasing revenue was 1,442 million yen; from real estate management 1,792 million yen; and from intermediation, optional construction orders in connection with subdivided condominium sales, and from real estate sale consignment agency commissions, 2,921 million yen.

As a result, overall sales were 57,652 million yen (an increase of 11.0% from the previous year).

(Cost of sales)

Cost of sales was 56,867 million yen (up 16.3% from the previous year), on built-for-sale condominium units, newly built stand-alone houses, and pre-owned condominiums. The cost price ratio rose by 23.2 points to 98.6%, due to valuation losses on real property for sale and on real property in process for sale.

(Selling, general and administrative expenses)

Selling, general and administrative expenses rose by 10.7% to 9,536 million yen, due to higher service costs for sales promotion, costs of registration of borrowings, higher compensation payments and accumulation of default allowances.

(Non-operating income and expenses)

Non-operating income declined by 18.1% to 258 million yen, due to lower receipt and transfer fees and others.

Non-operating expenses declined by 6.4% to 1,294 million yen, due to lower interest payments related to repayment of borrowed project funds.

(Extraordinary gains and losses)

Extraordinary gains were 97 million yen, derived mainly from profit on the sale of investment securities.

Extraordinary losses were 1,985 million yen (up by 678.3%), due mainly to the posting of asset impairment losses of 1,810 million yen.

As a result of these business developments, consolidated sales for the year ended March 31, 2009 were 57,652 million yen (a decrease of 11.0% from the previous year), with an operating loss of 8,751 million yen (compared to an operating profit of 7,272 million yen in the previous year), an ordinary loss of 9,787 million yen (compared to an ordinary a profit of 6,205 million yen in the previous year) and a net loss of 12,471 million yen (compared to a net profit of 3,506 million yen in the previous year).

2) Analysis of financial condition

With respect to the Group’s consolidated assets, liabilities and net assets, due to the posting of valuation losses on real property for sale and real property in process for sale, total assets were 71,486 million yen for the year ended March 31, 2009, decreased 28,356 million yen from the previous year.

(Current assets)

Cash and deposits declined due to the repayment of borrowings and commercial paper redemption, and with declines due to valuation losses on real property for sale and real property in process for sale, current assets were 47,366 million yen for the year ended March 31, 2009, decreased 28,222 million yen from the previous year.

(Fixed assets)

Although acquisition of earning properties increased, tangible fixed assets decreased due to sales. Fixed assets were 24,120 million yen for the year ended March 31, 2009, decreased 133 million yen from the previous year.

(Current liabilities)

Due to redemption of commercial paper, current liabilities were 48,599 million yen for the year ended March 31, 2009, decreased 1,042 million yen from the previous year.

(Fixed liabilities)

Fixed liabilities were 16,466 million yen for the year ended March 31, 2009, decreased 14,416 million yen from the previous year, due to a transfer of borrowings between long term and short term classes, and a repayment-driven decline in long-term borrowings.

(Net assets)

Due to the posting of a net loss, net assets were 6,420 million yen for the year ended March 31, 2009, decreased 12,897 million yen from the previous year . The shareholders’ equity ratio declined by 10.3 points to 9.0%.

(3) Factors with material effects on results of operations

The group’s mainstay product, subdivided condominiums, tends to be influenced by purchaser demand directions and supplier directions. Purchaser demand, in turn, is easily affected by economic directions, interest rates, consumption taxes, land prices and others. Suppliers are easily affected by the costs of purchasing land, variations in prices by general contractors and other external outsourcers, bankruptcies among external outsourcers, difficulties in new fund procurement, interest rates and others. When these directions have changed, there can be material effects on results of operations.

(4) Significant events

In the year under review the condominium subdivision industry environment deteriorated severely, due to the reluctance of financial institutions to lend to the real estate industry in the wake of the subprime loan crisis, plunging real estate prices and other factors.

In these circumstances, the posting of valuation losses on real property for sale and real property in progress for sale caused a net loss of 12,471 million yen, net assets were 6,420 million yen for the year ended March 31, 2009, decreased 12,897 million yen from the previous year, and a substantial decline in the shareholders’ equity ratio to 9.0%. Property sales slowed and sales completion took more time, and as a result, cash and deposits were 3,865 million yen for the year ended March 31, 2009, decreased 9,069 million yen from the previous year to, sharply weakening the cash position.

In this situation, important doubts emerged about the premises for the Company’s survivability.

To cope with the situation, the Group will aggressively promote its “Building Project,” and based on setting appropriate prices in awareness of the market, we will undertake early sales of completed housing inventories, the resale business and rebuilding of other business strategies. The resulting improvements in efficiency and profitability are to stabilize the financial condition. At the same time, we will make clear the division of roles, responsibilities and jurisdictions within the Company and its Group, thereby reinforcing organizational mobility.

Furthermore, by optimization of personnel placement and integration and abolition of business bases, including transfer of business offices, reducing officer compensation and others, we will seek a thorough going reduction of selling costs and selling, general and administrative expenses.

By means of these policies a return to profitability is foreseen for the next term, surmounting the present crisis and promoting sound and stable corporate growth.

ITEM 3	Properties and Equipments

1. Overview of Capital Expenditures

The total amount of investment in property and equipment of the Group was 3,425 million yen for the year ended March 31,2009. Main expenditures were for the acquisition of lease condominiums of 1,483 million yen, the acquisition of business assets of 1,833 million yen) and others for 109 million yen.

Facilities elimination during the term caused 13 million yen in losses due to liquidation of branches and branch companies.

2. Major Properties and Equipments

The group’s major properties and equipment are as follows.

(1) The Company

As of March 31, 2009

Business name (location)	Facilities content	Book value					Number of employees
		Buildings and structures (Millions of yen)	Land (Millions of yen) (surface area m2)	Lease assets (Millions of yen)	Others (Millions of yen)	Total (Millions of yen)
Head office	General supervision venue	31	—	76	101	209	200
(Shinjuku-ku, Tokyo)			(—)				(19)
Takara Mansion, others (Itabashi-ku, Tokyo, others)	Lease condominiums,	5,445	16,203	—	476	22,126	—
	lease stores and offices		(81,517.00)				(—)

Notes:	1.	In book value, “Others” are tools, furniture and fixtures, the construction provisional accounts, land borrowing rights, software and the software provisional account. Consumption taxes are excluded from the amounts presented above.
	2.	Each number in parentheses in the column for “Number of employees” represents the annual average number of temporary employees (converted as one person working eight hours per day) employed for the one-year period.
	3.	Other than the above, the principal loaned facilities under lease contracts are as follows (as of March 31, 2009).

Designation	Quantity	Lease period in years	Annual lease fees (Millions of yen)	Lease contract balance remaining (Millions of yen)
Tools and furnishings (non-transferable finance leases)	Information equipment, others	5 - 7	21	34

(2) Domestic subsidiaries

As of March 31, 2009

Name	Office name (location)	Business division	Facility content	Book value					Name
				Buildings and structures (Millions of yen)	Land (Millions of yen) (surface area m2)	Lease assets (Millions of yen)	Others (Millions of yen)	Totals (Millions of yen)
Leben Community Co., Ltd.	Head office (Itabashi-ku, Tokyo)	Real estate management	General supervision facility	13	— (—)	3	14	32	107 (101)
Tafuko Co., Ltd.	Head office (Itabashi-ku, Tokyo)	Financing agency	General supervision facility	—	— (—)	15	0	15	1 (—)
Takara Live Net Co., Ltd.	Head office (Itabashi-ku, Tokyo)	Real estate intermediation	General supervision facility	0	— (—)	—	0	1	21 (5)
Marunouchi Servicer Co., Ltd.	Head office (Toshima-ku, Tokyo)	Loan management and collection	General supervision facility	0	— (—)	—	10	11	4 (—)

Notes 1.	In book values, “Others” includes tool, fittings, furnishings and software. Consumption taxes are excluded from the amounts presented above.2. Each number in parentheses in the column for “Number of employees” represents the annual average number of temporary employees (converted as one person working eight hours per day) employed for the one-year period.

(3) Overseas subsidiaries

None.

3. Plans for Acquisitions and Disposals of Properties and Equipments

(1) Acquisitions of major properties and equipments

None.

(2) Disposals of major properties and equipments

None.

ITEM 4	Overview of the Company

1. Stock Information

(1) Total number of shares

1) Total number of shares

Type	Number of shares authorized (Shares)
Common stock	62,000,000

Total	62,000,000

2) Issued shares

Type	Number of shares issued as of March 31, 2009	Number of shares issued as of the filing date (June 23, 2009)	Name of exchange where financial instruments are listed, or name of authorized financial instruments firms association to which securities are registered	Contents
Common stock	17,540,333	17,540,333	Tokyo Stock Exchange (First Section)	Standard shares of Takara Leben of which there are no limitations to rights; trading unit is 100 shares.

Total	17,540,333	17,540,333	—	—

(2) Subscription rights to shares

None.

(3) Rights plan

None.

(4) Changes in the number of shares issued and share capital

Date	Change in number of shares issued	Balance of shares issued	Change in capital stock (Millions of yen)	Balance of capital stock (Millions of yen)	Change in additional paid-in capital (Millions of yen)	Balance of additional paid-in capital (Millions of yen)
April 1, 2005 to March 31, 2006 (Note)	1,402,998	16,902,998	717	2,116	717	2,114
April 1, 2006 to March 31, 2007 (Note)	300,093	17,203,091	153	2,270	153	2,267
April 1, 2007 to March 31, 2008 (Note)	337,242	17,540,333	172	2,442	172	2,440

Note: The increase in the number of issued shares of common stock was due to the exercise of subscription rights.

(5) Details of shareholdings

The following table shows the details of shareholdings in units under the Japanese Unit Share System. Each unit equals 100 shares of common stock.

As of March 31, 2009

Category	Number of shares owned (Units)								Shares below one unit (Shares)
	Governmental organizations	Financial institutions	Securities Companies	Other corporations	Foreign shareholders		Individuals and others	Total
					Other than individuals	Individuals
Number of shareholders (People)	—	21	27	93	38	3	10,573	10,755	—
Number of shares owned (Units)	—	17,111	3,662	11,475	10,290	3	132,841	175,382	2,133
Percentage of shares owned (%)	—	9.76	2.09	6.54	5.87	0.00	75.74	100.00	—

Note:	1.	Treasury stocks of 982,682 shares includes 9,826 units owned by “Individuals and others” and 82 shares categorized as “Shares below one unit.”

	2.	“Other corporations” includes four units of shares owned by Japan Securities Depository Center, Inc.

(6) Major shareholders

As of March 31, 2009

Name	Address	Number of shares owned (Thousands of shares)	Percentage of total issued shares (%)
Yoshio Murayama	Itabashi-ku, Tokyo	6,234	35.54
Takara Leben CO., LTD.	2-6-1 Nishi-Shinjuku, Shinjuku-ku, Tokyo	982	5.60
Goldman Sachs International (Standing proxy: Goldman Sachs Trust Company)	133 Fleet Street, London EC4A 2BB, U.K. (6-10-1 Roppongi, Minato-ku, Tokyo Roppongi Hills Mori Tower)	620	3.53
Japan Trustee Services Bank, Ltd. (Trust Account 4G)	1-8-11 Harumi, Chuo-ku, Tokyo	380	2.16
Murayamakikaku Ltd.	4-33-10 Narimasu, Itabashi-ku, Tokyo	375	2.13
Hiroomi Shimada	Mino-shi, Gifu Prefecture	300	1.71
Sumitomo Mitsui Banking Corporation	1-1-2 Yurakucho, Chiyoda-ku, Tokyo	296	1.68
Japan Securities Finance Co., Ltd.	1-2-10 Nihonbashi-Kayabacho, Chuo-ku, Tokyo	248	1.41
Nomura Trust and Banking Co., Ltd. (Investment Trust Account)	2-2-2 Otemachi, Chiyoda-ku, Tokyo	245	1.39
Shigeko Murayama	Itabashi-ku, Tokyo	240	1.36
Total		9,922	56.56

Note:	1.	From among the number of shares owned by Japan Trustee Services Bank, Ltd. (Trust Account 4G), the number of shares pertaining to trust business is 380,000 shares.

	2.	From among the number of shares owned by Nomura Trust and Banking Co., Ltd. (Investment Trust Account), the number of shares pertaining to trust business is 245,000 shares.

(7) Voting rights

1) Shares issued and outstanding

As of March 31, 2009

	Number of shares (Shares)		Number of voting rights	Contents
Nonvoting shares	—		—	—
Shares with restricted voting right (Treasury shares, etc.)	—		—	—
Shares with restricted voting right (Other)	—		—	—
Full voting right shares (Treasury shares, etc.)	Common stock	982,600	—	Standard shares of Takara Leben of which there are no limitations to rights; trading unit is 100 shares.
Full voting right shares (Other)	Common stock	16,555,600	165,556	Same as above.
Shares less than one unit	Common stock	2,133	—	Shares of less than 1 trading unit (100 shares)
Total number of shares issued and outstanding	17,540,333		—	—
Total voting rights of shareholders	—		165,566	—

Note:	“Full voting shares (Other)” includes 400 shares owned by Japan Securities Depository Center, Inc. In addition, “Number of voting rights” includes 4 shares of capital stock with voting rights owned by Japan Securities Depository Center, Inc.

2) Treasury shares, etc.

As of March 31, 2009

Name of owner	Address of owner	Directly held shares	Indirectly held shares	Total	Percentage to number of shares issued and outstanding (%)
Takara Leben CO., LTD.	2-6-1 Nishi-Shinjuku, Shinjuku-ku, Tokyo	982,600	—	982,600	5.6
Total	—	982,600	—	982,600	5.6

(8) Information on stock option plans

None.

2. Acquisition of Treasury Shares

Types of shares: Common stock acquired under Article 155 the Companies Act.

(1) Acquisition of treasury shares under resolution of shareholders’ meeting

None.

(2) Acquisition of treasury shares under resolution of board of directors’ meeting

None.

(3) Acquisition of treasury shares not under resolution of annual shareholders’ or board of directors’ meeting

	Number of shares (Shares)	Total price (Yen)
Treasury shares acquired for the year ended March 31, 2009	40	9,130
Treasury shares acquired for the year ended March 31, 2010	—	—

(4) Disposal and holding of acquired treasury shares

Disposal of acquired treasury shares:	Year ended March 31, 2009		Year ended March 31, 2010
	Number of shares (Shares)	Total amount (Yen)	Number of shares (Shares)	Total amount (Yen)
Allotment to subscriber	—	—	—	—
Retirement	—	—	—	—
Transfer due to merger, share exchange, or corporate split	—	—	—	—
Others (—)	—	—	—	—
Number of treasury shares owned	982,682	—	982,682	—

3. Dividend Policy

Restoration of profits is one of the Company’s most important issues. While securing the internal reserves necessary for business development and strengthening the management base, the basic dividend policy is to pay stable and continuous appropriate dividends consonant with operating results.

A further basic dividend policy is the payment of interim and year-end dividends, twice annually, from retained earnings. The agencies determining these retained earnings dividends are, respectively, the Board of Directors and the general shareholders’ meeting. The Company’s Articles of Incorporation provide that “Interim dividends can be paid by resolution of the Board of Directors as of the September 30 record date each year.”

In a company’s life cycle (growth stage) there are transitions from rapid growth to stable growth periods and back again, so the issues of the year under review were adjusted to make the Company as a whole more nimble as losses were posted, but on the whole there has been no damage to its stable management roots. Going forward, therefore, earnings-consonant dividends will be paid in accordance with the basic dividend policy.

The term’s retained earnings dividends were as follows.

Date of resolution	Total dividend amount (Millions of yen)	Dividend per share (¥)
October 27, 2008 Board of Directors resolution	198	12

4. Share Prices History

(1) The yearly highest and lowest share prices of the Company’s common stock for the last five years

Year ended March 31,	Year ended March 31, 2005	Year ended March 31, 2006	Year ended March 31, 2007	Year ended March 31, 2008	Year ended March 31, 2009
Highest (Yen)	1,180	2,145	2,065	1,687	697
Lowest (Yen)	726	922	1,510	518	135

Note:	These prices are those quoted on the First Section of the Tokyo Stock Exchange.

(2) The monthly highest and lowest share prices of the Company’s common stock for the last 6 months

	Oct 2008	Nov 2008	Dec 2008	Jan 2009	Feb 2009	Mar 2009
Highest (Yen)	304	240	282	268	209	201
Lowest (Yen)	179	143	135	185	184	167

Note:	These prices are those quoted on the First Section of the Tokyo Stock Exchange.

5. Directors and Senior Management

Title	Position	Name	Date of birth	Business career		Term	Number of shares owned (Thousands of shares)
President and Representative director		Yoshio Murayama	August 28, 1945	Apr 1964:	Joined Yamada Construction KK	[Note 2]	6,234
				Oct 1971:	Joined Toyoko Construction KK
				Mar 1972:	Joined Chikuzan Construction KK
				Sep 1972:	Established the Company, senior managing director
				Mar 1973:	President and representative director
				Feb 1996:	President and representative director of Leben Community Co., Ltd.
				Oct 1996:	Leben Community Co., Ltd. director
				May 2003:	President and representative director, concurrently Living Create general affairs department manager
				Dec 2003:	President and representative director (present)

Vice president and representative director	General planning department manager, concurrently management planning unit chief	Kazuichi Shimada	December 4, 1965	Apr 1984:	Joined Nikki Kogyo KK	[Note 2]	111
				May 1987:	Joined the Company
				Apr 1996:	Development department manager
				Jun 1998:	Director
				Jun 2000:	Managing director and development department manager, head office development department manager and concurrently construction department manager
				Jul 2002:	Managing director, development department manager
				May 2003:	Managing director, development main department manager, concurrently head office construction department manager
				Jun 2006:	Vice president and representative director, concurrently development main department manager
				May 2007:	Vice president and representative director, concurrently development main department manager, concurrently business strategy unit chief
				Jan 2009:	Vice president and representative director, concurrently general corporate planning main department manager, concurrently management planning unit chief (present)

Title	Position	Name	Date of birth	Business career		Term	Number of shares owned (Thousands of shares)
Managing director	Development main department manager	Tetsuo Funamoto	October 31, 1953	Apr 1976:	Joined Chuo Trust Bank (now Chuo Mitsui Trust Bank)	[Note 2]	5
				Nov 2002:	Joined the Company, development department manager
				May 2003:	Development department manager
				Jun 2006:	Director and development department manager
				Aug 2008:	Marunouchi Servicer Co., Ltd. director (present)
				Jan 2009:	Managing director and development main department manager (present)

Director	Sales main department manager, concurrently sales department manager, unit construction department manager, general supervision department manager, and customer consulting unit chief	Tsuyoshi Okabe	December 29, 1964	Apr 1991:	Joined Taiheiyo Shoken KK (now Mitsubishi UFJ Shoken KK)	[Note 2]	10
				Apr 1998:	Joined the Company
				May 2003:	Sales department manager
				Nov 2005:	Sales department manager, concurrently unit construction department manager
				Jun 2006:	Director and sales department manager
				Mar 2009:	Director and sales main department manager, concurrently sales department manager, unit construction department manager, general supervision department manager and customer consulting unit chief (present)

Director	Accounting department manager, concurrently finance department manager	Takahiko Hasegawa	August 14, 1955	Mar 1978:	Joined Daiichi Sogo Bank (now Mitsui Sumitomo Bank)	[Note 3]	3
				Aug 1999:	Seconded to the Company, finance department manager
				Aug 2006:	Joined the Company
				Jan 2009:	Executive officer, accounting department manager
				May 2009:	Executive officer, accounting department manager, concurrently finance department manager
				Jun 2009:	Director, Tafuko Co., Ltd. (present)
				Jun 2009:	Director and accounting department manager, concurrently finance department manager (present)

Title	Position	Name	Date of birth	Business career		Term	Number of Shares Owned (1,000 shares)
Standing auditor		Gorou Onoue	February 16, 1945	Apr 1963:	Joined Sanwa Bank (now Mitsubishi Tokyo UFJ Bank)	[Note 4]	2
				Apr 1980:	Seconded to Toyo Computer Service KK
				Apr 1999:	Seconded to Toko Food Service KK
				Sep 2000:	Part time director, Office Create KK (present)
				Jun 2001:	Standing auditor of the Company (present)
				Aug 2008:	Auditor, Marunouchi Servicer Co., Ltd. (present)
				Jun 2009:	Auditor, Tafuko Co., Ltd. (present)

Auditor		Shigeo Aoki	March 3, 1942	Apr 1965:	Joined Nippon Life Insurance	[Note 4]	7
				Apr 1975:	Instructor, Kokusai Shoka Daigaku (now Tokyo Kokusai Daigaku)
				Mar 1978:	Completed pre-doctorate curriculum at Chuo Daigaku graduate school commerce research course
				Apr 1985:	Professor, Tokyo Kokusai Daigaku
				Mar 1999:	Auditor of the Company (present)
				Apr 2005:	Professor, Aoyama Daigaku graduate school (present)
				Aug 2008:	Standing auditor, Marunouchi Servicer Co., Ltd. (present)

Auditor		Shigemitsu Kato	December 5, 1947	Apr 1965:	Joined Daiichi Sogo Bank (now Mitsui Sumitomo Bank)	[Note 5]	2
				Jun 1994:	Manager of the bank’s Edogawa branch
				Jun 1995:	Manager of the bank’s financial department
				Jul 1998:	Manager of the bank’s Shinjuku branch
				May 2001:	Senior researcher at the bank’s head office
				Jun 2007:	Auditor of the Company (present)
				May 2008:	Auditor of Leben Community Co., Ltd. (present)
				Aug 2008:	Auditor of Marunouchi Servicer Co., Ltd. (present)
				Jun 2009:	Auditor of Takara Live Net Co., Ltd. (present)
				Total			6,376

Note:	1.	Auditors Gorou Onoue, Shigeo Aoki and Shigemitsu Kato are “Outside Statutory Auditors” pursuant to Article 2-16 of the Companies Act.
	2.	The term is two years from the conclusion of the Annual Shareholders’ Meeting held on June 24, 2008
	3.	The term is two years from the conclusion of the Annual Shareholders’ Meeting held on June 23, 2009
	4.	The term is four years from the conclusion of the Annual Shareholders’ Meeting held on June 26, 2007
	5.	The term is four years from the conclusion of the Annual Shareholders’ Meeting held on June 24, 2008

6. Information on Corporate Governance

(1) Information on corporate governance

1) Basic view of corporate governance

The Company believes that it should not simply seek profits, but should also follow laws, regulations and corporate ethics, and play its role in undertaking social responsibilities as a member of society

Through maintaining good relations with the stockholders, customers and employees, the Company always strives to gain its stakeholders’ satisfaction. In addition, we consider how to reflect their views, in our business, and always remain conscious of what a company should do and for whom. We believe these things are linked to sound, efficient and stable corporate continuance.

Furthermore, we are not only relying on the systematic constraining functions, but also rooting on the indices or systems. We will strive for a Company-wide restrained function along with everyone’s consciousness.

2) Corporate governance implementation

a. Directors, Board of Directors

In order to assure efficient arrangements for the execution of directors’ duties, the Company is strengthening the management system in conjunction with business expansion, and accelerating the decision making process related to management as a whole.

As prescribed in “Board of Directors Regulations,” “Occupation Jurisdiction Regulations” and “Executive Agreement Process Regulations,” each director follows job execution related authority and collective resolution rights, and by convening such bodies as the “Management Committee” and “Main Department Committees” at which soundness requires audit responsibility for job execution, each officer becomes further conscious of improvement in his qualities and works toward efficient management.

b. Auditors and Audit Committee

The audit system is used as a check on decision making. As of March 31, 2009, the Company had a system of three auditors, and in it sought expansion and reinforcement of audit functions. All three are external auditors, and for objectivity possess sufficient employment histories, experience and zeal.

As a policy for functional reinforcement, there is a division of responsibility for auditors of the subsidiaries. The auditors perform their functions by sitting in on each company’s board meetings, interviewing directors, etc., and function to maintain a relation of tension at each subsidiary’s site.

Accounting auditors mutually ascertain and coordinate their audit schedules each year, then conduct joint on-site inspections, model room viewing and the like, make extra information exchanges, and thereby aim for all-around improvement in audit effectiveness and efficiency.

Auditors also accompany internal auditors on work and operations audits, verify the audit contents, conduct appropriate opinion hearings and others, and strive to build an effective and efficient audit system.

c. Accounting auditors

The public accountants who carried out the Company’s accounting audit work are Toshio Yanagishita and Hideaki Takahashi, who are affiliated with the auditing firm Grant Thornton Taiyo ASG. To help with the accounting audit there were two other public accounts and five assistants. The audit firm and the Company’s auditors ascertained in advance that there were no special conflicts of interest vis-à-vis the employees carrying out work. Such employees were also positioned so that they would not have input beyond a fixed time period. A contract was signed with the audit firm and fees were paid thereon.

d. Internal audits

The Company employs two internal auditors as an independent agency directly under the president. Pursuant to the “Internal Audit Regulations,” at the beginning of each fiscal year the internal audit unit chief nominated by the Board of Directors formulates for the year a basic plan implements plans for internal audits, and carries out “Organizational and system audits,” “Operations audits,” “Accounting audits,” “Affiliated company audits,” “Computer system audits” and others.

The individual auditors and the audit firm complement each other mutually, and prepare periodic reports, including their professional views, for submission to the Board of Directors. Led by the directors, a structure has been built whereby all employees conform to the laws, regulations and the Articles of Incorporation in executing their work.

e. Preparation of internal control and risk control systems

The Company’s arrangements, internal control and risk management for surveillance of management and work execution are as shown below.

The Company has also instituted “Basic regulations of internal control,” prescribing for the Company and its consolidated subsidiaries basic matters and procedures for internal governance, operations, evaluation, renewal and ancillary matters.

f. Structure

The Company’s management policy calls for 5 persons to do the job that 4 can do and aims to foster employees who are strong in adversity. In an environment with leeway, we strive to create employees with a never-give-up sprit in difficult times. To improve convenience to condominium purchasers, we make it possible to review on our Website “Condominium Concierge” information on construction progress, useful local information and welfare data and others before residents move in. By these means and establishment of a Customer Center to deal expeditiously with complaints, we continually strive for communication with customers. Through promoting improvements in the area, we take positive measures for redevelopment that can contribute to local stimulation.

IR contents have been posted on our homepage, with movies of the president and messages from the top management. We are making active approaches to IR activities, such as by enhancing the information on our homepage and distributing information by e-mail.

g. Summary of personnel, capital or business relationships between the Company and its external auditors, and other conflicts of interest

External auditor Gorou Onoue own 2,000 shares of Company stock, external auditor Shigeo Aoki owns 7,000 shares and external auditor Shigemitsu Kato owns 2,000 shares. Other than that, there is no personnel, capital or business relations, or other conflicts of interest.

3) Officer remuneration

Officer remuneration of the Company’s directors and auditors is as follows.

Officer remuneration
Remuneration paid to directors	95 million yen
Remuneration paid to auditors	12 million yen
(3 external auditors	12 million yen	)

Total	107 million yen

4) Summary of limited liability contracts

Pursuant to Article 426-1 of the Companies Act, auditors (including former auditors) can be exempted from liability for damages under Article 423-1 of the Law by a Board of Directors resolution, to the extent allowed by laws and ordinances. Furthermore, under the provisions of Article 427-1, the Articles of Incorporation can enable the conclusion of a limited liability- contract between external and internal auditors.

The Company, its external auditors and the accounting firm Grant Thornton Taiyo ASG have concluded a limited liability contract under the aforementioned Article 423-1, whereby the liability limit amount is the minimum prescribed by laws and ordinances.

5) Fixed number of directors

The Company’s Articles of Incorporation limit the number of directors to 10 or fewer.

6) Terms for director nomination resolutions

Under the Articles of Incorporation, director nomination resolutions can be approved with the agreement of one-third or more of shareholders present and exercising their voting rights.

7) General shareholders’ meeting decisions that can be made by the Board of Directors

a.	Stock buybacks

Under Article 165-2 of the Companies Act and as provided in the Articles of Incorporation, the Company can buy back its stock by resolution of the Board of Directors. The purpose is to enable flexible restoration of profits to shareholders.

b.	Interim dividends

By resolution of the Board of Directors and as provided in the Articles of Incorporation, the Company can declare interim dividends on the record date of September 30 each year. The purpose is to enable flexible restoration of profits to shareholders.

c.	Liability exemption of directors and auditors

In regard to liability exemption of directors and auditors, as provided by Article 426-1 of the Companies Act, the liability of directors (including former directors) and auditors (including former auditors) who have neglected their duties can be exempted under the Articles of Incorporation by resolution of the Board of Directors, to the extent allowed by laws and ordinances,. The objective here is to enable full demonstration of the expected roles of directors and auditors.

8) Conditions for special resolutions of the shareholders’ general meeting

Article 309-2 of the Companies Act provides that at least one-third of the shareholders must be present and voting, and the Articles of Incorporation specify two-thirds or more for special resolutions. This relaxes the quorum for special resolutions at the meeting, ensuring that the shareholders’ meeting is conducted smoothly.

(2) Audit fees

1) Audit fees for the Independent Accounting Firm

Segment	Year ended March 31, 2008		Year ended March 31, 2009
	Audit service (Millions of yen)	Non-audit service (Millions of yen)	Audit service (Millions of yen)	Non-audit service (Millions of yen)
The Group	—	—	35	—
The Company	—	—	—	—
Total	—	—	35	—

2) Other important fees

Not applicable.

3) Non-audit service performed by Independent Accounting Firm

Not applicable.

4) Policy for decision of audit fees

Audit fees for Takara Leben are determined by the board of auditors after holding discussions with the auditors, taking the auditing system, number of days required for audits, etc. into consideration.

ITEM 5	Financial Statements

1. Consolidated financial statements and methods of preparing financial statements

(1) The preparation of the consolidated financial statements conforms to Regulations Concerning Terminology, Format and Preparation Method of the Consolidated Financial Statements (the “CFS Regulations”), issued by the Ministry of Finance (MOF Ordinance No. 28, 1976).

The consolidated financial statements for the year ended March 31, 2008 were generally prepared in accordance with the CFS Regulations prior to amendment. The consolidated financial statements for the year ended March 31, 2009 were prepared in accordance with the CFS Regulations as amended.

(2) The preparation of the non-consolidated financial statements conforms to Regulations Concerning Terminology, Format and Preparation Method of the Financial Statements (the “CFS Regulations”), issued by the Ministry of Finance (MOF Ordinance No. 59, 1963).

The non-consolidated financial statements for the year ended March 31, 2008 were generally prepared in accordance with the FS Regulations prior to amendment. The non-consolidated financial statements for the year ended March 31, 2009 were prepared in accordance with the FS Regulations as amended.

2. Audit certification

The consolidated financial statements and non-consolidated financial statements for the year ended March 31, 2008 were audited by Taiyo ASG, and the consolidated and non-consolidated financial statements for the year ended March 31, 2009 were audited by Grant Thornton Taiyo ASG.

On July 15, 2008 Taiyo ASG changed its corporate organization to a limited liability company, and renamed itself Grant Thornton Taiyo ASG.

1. Consolidated Financial Statements

(1) Consolidated Financial Statements

1) Consolidated Balance Sheets

(Millions of yen)

	Last consolidated fiscal year (Fiscal year ended March 31, 2008)	Current consolidated fiscal year (Fiscal year ended March 31, 2009)
ASSETS
Current Assets:
Cash and cash equivalents	12,935	3,865
Notes and account receivables	438	49
Securities	34	34
Inventory	*2,*[3] 56,269	—
Real property for sale	—	*2,*[3] 16,535
Real property in progress for sale	—	*2,*[3] 23,017
Deferred tax assets	529	359
Other	5,391	3,517
Loan loss reserves	(10)	(12)

Total Current Assets	75,589	47,366

Fixed Assets:
Tangible fixed assets
Buildings and structures	*2,*[3] 7,443	*2,*[3] 7,685
Accumulated depreciation	(2,151)	(1,976)

Buildings and structures, net	5,292	5,708

Equipment	*[2] 192	*2,*[3] 187
Accumulated depreciation	(151)	(158)

Equipment	41	29

Land	*2,*[3] 16,209	*2,*[3] 16,376
Assets held for leases	—	8
Accumulated depreciation	—	(1)

Assets held for leases, net	—	7

Construction in progress	*[3] 77	*[2] 251

Total Tangible Fixed Assets	21,620	22,372

Intangible fixed assets
Amortization of goodwill	7	—
Assets held for leases	—	87
Software suspense account	—	65
Other	*[2] 498	*2,*[3] 259

Total Intangible Fixed Assets	506	412

Investment and other assets
Investment securities	*[2] 896	*[2] 725
Long-term loans	34	100
Deferred tax assets	485	52
Other	724	*[1] 748
Allowance for loan losses	(14)	(292)

Total Investments and Other Assets	2,126	1,334

Total Fixed Assets	24,253	24,120

Total Assets	99,842	71,486

(Millions of yen)

	Last consolidated fiscal year (Fiscal year ended March 31, 2008)	Current consolidated fiscal year (Fiscal year ended March 31, 2009)
LIABILITIES
Current Liabilities:
Notes and account payables	9,151	*[2] 9,393
Short-term borrowings	*[2] 11,886	*[2] 12,147
Long-term debt due within one year	*[2] 19,931	*[2] 24,134
Commercial paper	2,000	—
Lease obligations	—	21
Income tax payables	1,522	121
Advances	2,952	1,330
Reserve for bonuses	225	164
Reserve for directors’ bonuses	60	6
Other	1,911	1,279

Total Current Liabilities	49,641	48,599

Fixed liabilities
Long-term debts	*[2] 29,607	*[2] 15,516
Lease obligations	—	77
Reserve for retirement benefits	96	109
Reserve for directors’ retirement benefits	53	60
Other	1,124	702

Total Fixed Liabilities	30,882	16,466

Total Liabilities	80,524	65,065

NET ASSETS
Shareholders’ Capital:
Capital	2,442	2,442
Additional paid-in capital	2,572	2,572
Retained earnings	15,549	2,707
Treasury stock	(1,294)	(1,295)

Total Shareholders’ Capital	19,269	6,428

Valuation and Translation Adjustments:
Net unrealized gains (losses) on other securities	48	(7)

Total Valuation and Translation Adjustments	48	(7)

Total Net Assets	19,318	6,420

Total Liabilities and Net Assets	99,842	71,486

2) Consolidated Statements of Income

(Millions of yen)

	Last consolidated fiscal year (Fiscal year ended March 31, 2008)	Current consolidated fiscal year (Fiscal year ended March 31, 2009)
Sales	64,778	57,652
Cost of sales	48,893	*[1] 56,867

Gross Profit	15,884	784

Selling, General and Administrative Expenses	*[2] 8,612	*[2] 9,536

Operating Income (Losses)	7,272	(8,751)

Non-operating Income:
Interest income	8	8
Dividend income	7	5
Commissions received	95	70
Dividends on investment partnerships	121	123
Personnel transfer expenses	44	18
Other income	37	31

Total Non-operating Income	315	258

Non-operating Expenses:
Interest expenses	1,284	1,218
Other	97	75

Total Non-operating Expenses	1,382	1,294

Ordinary Income (Losses)	6,205	(9,787)

Extraordinary Gains:
Gain on sales of investment securities	—	50
Gain on sales of stock of affiliated companies	—	12
Reversal of reserve for directors’ bonuses	—	16
Reversal of reserve for bonuses	—	16
Other	—	1

Total Extraordinary Gains	—	97

Extraordinary Losses:
Loss on disposal of fixed assets	*[3] 16	*[3] 13
Loss on valuation of inventory	145	—
Loss on valuation of investment securities	83	73
Loss on valuation of goodwill amortization	—	73
Loss on sale of investment securities	—	8
Impairment loss	—	*[4] 1,810
Other	9	5

Total Extraordinary Losses	255	1,985

Income (Losses) Before Income Taxes	5,950	(11,675)

Income Taxes and Other Taxes	2,723	203
Income Tax Adjustments	(278)	590

Total Income Tax	2,444	793

Minority Interest (Losses)	—	2

Net Income (Losses)	3,506	(12,471)

3) Consolidated Statements of Changes in Shareholders’ Equity

(Millions of yen)

	Last consolidated fiscal year (Fiscal year ended March 31, 2008)	Current consolidated fiscal year (Fiscal year ended March 31, 2009)
SHAREHOLDERS’ EQUITY
Capital Stock:
Balance for last fiscal year ended March 31	2,270	2,442
Changes for current fiscal year:
Stock issuance	172	—

Total changes for current fiscal year	172	—

Balance for current fiscal year ended March 31	2,442	2,442

Additional Paid-in Capital:
Balance for last fiscal year ended March 31	2,400	2,572
Changes for current fiscal year
Stock issuance	172	—

Total changes for current fiscal year	172	—

Balance for current fiscal year ended March 31	2,572	2,572

Retained Earnings:
Balance for last fiscal year ended March 31	12,426	15,549
Changes for current fiscal year
Distribution of retained earnings	(383)	(397)
Net income (losses)	3,506	(12,471)
Changes in the scope of consolidation	—	27

Total changes for current fiscal year	3,122	(12,841)

Balance for current fiscal year ended March 31	15,549	2,707

Treasury Stock:
Balance for last fiscal year ended March 31	(675)	(1,294)
Changes for current fiscal year
Purchases of treasury stock	(619)	(0)

Total changes for current fiscal year	(619)	(0)

Balance for current fiscal year ended March 31	(1,294)	(1,295)

Total Shareholders’ Equity:
Balance for last fiscal year ended March 31	16,421	19,269
Changes for current fiscal year
Stock issuance	345	—
Distribution of retained earnings	(383)	(397)
Net income (losses)	3,506	(12,471)
Changes in the scope of consolidation	—	27
Purchases of treasury stock	(619)	(0)

Total changes for current fiscal year	2,848	(12,841)

Balance for current fiscal year ended March 31	19,269	6,428

(Millions of yen)

	Last consolidated fiscal year (Fiscal year ended March 31, 2008)	Current consolidated fiscal year (Fiscal year ended March 31, 2009)
VALUATION AND TRANSLATION ADJUSTMENTS
Net Unrealized Gains (Losses) on Other Securities:
Balance for last fiscal year ended March 31	156	48
Changes for the current fiscal year
Net changes in items other than shareholders’ equity for the current fiscal year	(107)	(56)

Total changes for current fiscal year	(107)	(56)

Balance for current fiscal year ended March 31	48	(7)

Total Valuation and Translation Adjustments:
Balance for last fiscal year ended March 31	156	48
Changes for the current fiscal year
Net changes in items other than shareholders’ equity for the current fiscal year	(107)	(56)

Total changes for current fiscal year	(107)	(56)

Balance for current fiscal year ended March 31	48	(7)

TOTAL NET ASSETS
Balance for last fiscal year ended March 31	16,577	19,318
Changes for the current fiscal year:
Stock issuance	345	—
Distribution of retained earnings	(383)	(397)
Net income (losses)	3,506	(12,471)
Changes in the scope of consolidation	—	27
Purchases of treasury stock	(619)	(0)
Net changes in items other than shareholders’ equity	(107)	(56)

Total changes for current fiscal year	2,741	(12,897)

Balance for current fiscal year ended March 31	19,318	6,420

4) Consolidated Statements of Cash Flows

(Millions of yen)

	Last consolidated fiscal year (Fiscal year ended March 31, 2008)	Current consolidated fiscal year (Fiscal year ended March 31, 2009)
Net Cash Provided by (used in) Operating Activities
Net income or losses before tax adjustments	5,950	(11,675)
Depreciation and amortization	361	362
Loss (gain) on sale in investment securities	—	(54)
Loss on valuation of inventories	145	—
Impairment loss	—	1,810
Amortization of goodwill	1	1
Increase in reserves	15	228
Interest and dividend income	(15)	(13)
Dividends on investment partnerships	(121)	(123)
Loss on valuation of investment securities	83	73
Loss on valuation of goodwill amortization	—	73
Interest expenses	1,284	1,218
Loss on disposal of fixed assets	16	13
Decrease (increase) in account receivables	(292)	389
Increase in loans	(332)	(29)
Decrease in inventories (increase)	(3,029)	19,304
Increase in joint project investments	(3,288)	(181)
Increase in account payables	2,169	242
Decrease in advances	(1,958)	(704)
Other	1,295	(1,143)

Subtotal	2,285	9,790

Interest and dividend received	27	13
Interest paid	(1,621)	(1,199)
Income taxes paid	(2,533)	(1,950)

Net Cash Provided by (used in) Operating Activities	(1,841)	6,653

Net Cash Provided by (used in) Investing Activities
Payments for time deposits	(12)	(232)
Withdrawals from time deposits	40	139
Decrease (Increase) in short-term loans	1,108	(6)
Long-term loans made	(2)	(82)
Proceeds from collection of long-term loans	0	4
Purchase of bonds	(34)	(34)
Proceeds from redemption of bonds	35	34
Payments for purchase of tangible fixed assets	(8,767)	(3,368)
Payments for purchase of intangible fixed assets	(14)	(77)
Payments for purchase of investment securities	(55)	(0)
Proceeds from sales of investment securities	—	68
Proceeds from the acquisition of subsidiaries’ shares as a result of changes in the scope of consolidation	—	*[3] 48
Expenses for sales of subsidiaries’ shares as a result of change in the scope of consolidation	—	*[4] (656)
Other	86	18

Net Cash Provided by (used in) Investing Activities	(7,615)	(4,144)

Net Cash Provided by (used in) Financing Activities
Increase (Decrease) in short-term debt	(3,029)	311
Increase (Decrease) in commercial paper	2,000	(2,000)
Proceeds from long-term debt	23,909	7,044
Repayment of long-term debt	(9,292)	(16,630)
Acquisition of treasury stock	(619)	(0)
Cash dividends paid	(382)	(396)

Net Cash Provided by (used in) Financing Activities	12,584	(11,671)

Net Increase (Decrease) in Cash and Cash Equivalents	3,127	(9,162)

Cash and Cash Equivalents at Beginning of the Period	9,768	12,896

Cash and Cash Equivalents at End of the Period	*[1] 12,896	*[1] 3,733

Significant items related to the preparation of consolidated financial statements

	Previous consolidated fiscal year (Year ended March 31, 2008)	Current consolidated fiscal year (Year ended March 31, 2009)
1. Scope of consolidation	(1) Consolidated subsidiaries: 4 Names: Leben Community Co., Ltd. Tafuko Co., Ltd. Takara Live Net Co., Ltd. AS Partners Co., Ltd.

(1) Consolidated subsidiaries: 4

Names:

    Leben Community Co., Ltd.

    Tafuko Co., Ltd.

    Takara Live Net Co., Ltd.

    Marunouchi Servicer Co., Ltd.

Marunouchi Servicer Co., Ltd. became a consolidated subsidiary due to an acquisition.

AS Partners Co., Ltd. was dropped out of consolidated subsidiaries for this fiscal year due to reduced shareholdings.

(2) There were no material unconsolidated subsidiaries

(2) Takara Housing Co., Ltd. was a material unconsolidated subsidiary,

(Reason for exclusion from consolidation)

Total assets, sales, net profit, retained earnings and others are small, and have no material impact on consolidated financial statements.

(Supplemental information)

Summaries of special purpose companies subject to disclosure, summaries of dealings using such special purpose companies and amounts of such dealings are entered as “Relations with special purpose companies subject to disclosure”.

Starting from this consolidated fiscal year, “Accounting standards regarding the evaluation of inventories” (Corporate accounting standard guideline No. 15, March 29, 2007) were applied.

(3) Special purpose companies subject to disclosure

In “Relations with special purpose companies subject to disclosure” are summaries of such companies, dealings with such companies and amounts of such dealings.

2. Application of the equity method	Because there are no unconsolidated subsidiaries and affiliates, equity method is not applicable.

(1) Number of equity method affiliate: 1

Name: AS Partners Co., Ltd.

As shareholdings in this company were sold during this fiscal year, AS Partners Co., Ltd. was dropped out of consolidated subsidiaries. As a result, it became an equity method affiliate under the Law.

(2) Unconsolidated subsidiaries to which the equity method is not applicable:

From the standpoint of Takara Housing Co., Ltd.’s net profit/loss (corresponding to the equity amount) and retained earnings (corresponding to the equity amounts), exclusion Takara Housing Co. from the equity method has minor impact on consolidated financial statements and has no overall importance. Therefore, it was excluded from applicable equity method.

	Previous consolidated fiscal year (Year ended March 31, 2008)	Current fiscal year (Year ended March 31, 2009)
3. Balance sheet dates of consolidated subsidiaries	The balance sheet dates of all subsidiaries were the same as the date of the Group’s consolidated balance sheet.	Same as on the left

4. Significant accounting policies

(1) Valuation standards and methods for important assets	 Investment securities	 Investment securities
	a. Bonds held to maturity Amortized cost price method (straight line method)	a. Bonds held to maturity Same as on the left

b. Other securities

Marketable Securities

Market value is determined by the market price at fiscal year-end. (Marketable securities are carried at market value with unrealized gains and losses. The unrealized gains and losses, net of taxes are reported as a separate component of “Net assets”. Cost of securities sold is computed using the moving average method.)

Non-marketable securities

Cost is determined by the moving average method.

However, investments in anonymous association are determined pursuant to separate laws. Details are provided in “(5) Other significant items relating to the preparation of consolidated financial statements, ((2)) Accounting treatment of investments in anonymous association”

b. Other securities Same as on the left

‚ Inventory Cost price method using specific identification

‚ Inventory

Cost price method using specific identification

(Prices in the balance sheet are computed by the book value decline method based on profitability decline.)

(Accounting policy changes)

Starting in this consolidated term, “Accounting standards related to valuation of inventory assets” (Corporate accounting standard No. 9, July 5, 2006) are applied.

Accordingly, operating losses, ordinary losses and net losses before income taxes each increased by ¥10,448 million.

The effects on segment information are entered in the corresponding section.

	Previous consolidated fiscal year (Year ended March 31, 2008)	Current fiscal year (Year ended March 31, 2009)
(2) Depreciation and amortization of assets	 Tangible fixed assets	 Tangible fixed assets (excluding leased assets)

a. Buildings

The declining balance method is used for the head office, business location and other buildings.

The number of years of useful life and the remaining value are based on the same standards as prescribed in the Corporate Tax Law.

However, the straight line method is used for buildings acquired after April 1, 1998 (excluding attached fixture).

Regarding buildings for lease, for rational response to earnings the economically usable period is estimated and the straight line method is adopted for the individual number of useful life years.

The above number of years for lease-purpose buildings is as follows.

a. Buildings Same as on the left

Individual useful life years
Reinforced concrete buildings	40
Steel-frame buildings	30
Wood buildings	15
Attached fixtures	15

b. Tangible fixed assets other than the above	b. Tangible fixed assets other than the above

The declining balance method is applied. The number of years of useful life and the remaining value are based on the same standards as prescribed in the Corporate Tax Law.	Same as on the left

Previous consolidated fiscal year (Year ended March 31, 2008)	Current fiscal year (Year ended March 31, 2009)

(Changes in accounting policy)

In accordance with amendments to the Japanese Corporate Tax Law, starting in this consolidated accounting period the Company and its consolidated subsidiaries changed the depreciation method for tangible fixed assets acquired after April 1, 2007.

This change had a minimal effect on operating, ordinary and net income before income taxes.

(Additional information)

In conjunction with the amendments to the Japanese Corporate Tax Law, the Company and its consolidated subsidiaries applied pre-amendment depreciation methods to assets acquired before March 31, 2007, whereby the difference between 5% of the acquisition price in the fiscal year of acquisition to the book price is amortized uniformly over 5 years starting in the following fiscal year, and included in the depreciation expense.

This had minimal effect on operating, ordinary and net income before income taxes.

‚ Intangible fixed assets The straight line method is adopted for Company-use software, based on the estimated useful life (5 years)	‚ Intangible fixed assets (excluding leased assets) Same as on the left

ƒ—

ƒ Leased assets

Leased assets related to non-transferable finance leases

The straight line method is adopted, with the lease period as the number of useful years and the remaining value as zero.

Of the non-transferable finance leases held, accounting treatment of transactions occurring before March 31, 2008 was handled as normal loan transactions.

„ Long term prepaid expenses The straight line method is adopted.	„ Long term prepaid expenses Same as on the left

	Previous consolidated fiscal year (Year ended March 31, 2008)	Current fiscal year (Year ended March 31, 2009)
(3) Allowance and reserves for losses, and accrued expenses

 Loan loss allowance

To prepare against losses on loan defaults, the allowance for loan losses is calculated by applying a percentage derived from past collection experience with respect to general loans, and by individually estimating uncollectible amounts with respect to certain doubtful loans.

 Loan loss allowance Same as on the left

	‚ Reserve for bonuses To provide for expenditures for payment of bonuses to employees, the future amount foreseen was posted as a liability in this fiscal year.	‚ Reserve for bonuses Same as on the left

	ƒ Reserve for directors’ bonuses To provide for expenditures for payment of bonuses to directors, the future amount foreseen was posted as a liability in this fiscal year.	ƒ Reserve for directors’ bonuses Same as on the left

	„ Reserve for retirement benefits To provide for employee retirement benefits, postings are made based on retirement bonus debt at the end of the fiscal year.	„ Reserve for retirement benefits Same as on the left

… Reserve for directors’ retirement benefits

To provide for expenditures for directors’ retirement benefits, allowances are posted for necessary payments at the end of the fiscal year pursuant to internal regulations.

… Reserve for directors’ retirement benefits Same as on the left

	Previous consolidated fiscal year (Year ended March 31, 2008)	Current fiscal year (Year ended March 31, 2009)
(4) Accounting treatment of lease transactions	Regarding finance leases other than owned rights on lease properties deemed transferable to borrowers, accounting treatment follows normal methods related to loan transactions.

(5) Other significant items relating to the preparation of consolidated financial statements

 Accounting treatment of consumption taxes

Treatment of consumption taxes and regional consumption taxes is by the pretax method. Non-deductible consumption taxes on assets are expensed in the consolidated term in which they arise.

 Accounting treatment of consumption taxes, others Same as on the left

‚ Accounting treatment of investments in anonymous association

An amount equivalent to the equity in the association’s financial assets is posted in “Investment securities” when the capital position is taken. An amount equivalent to the equity in the association’s net profit/loss is posted to “Partnership allocated profit/loss,” the same amount is added to/subtracted from “Investment Securities” and the business manager repays the capital, which reduces the “Investment Securities” amount.

‚ Accounting treatment of investments in anonymous association Same as on the left

5. Evaluation of assets and liabilities of consolidated subsidiaries	The fair market value method is adopted for all.	Same as on the left

6. Amortization of good will	Goodwill is amortized uniformly over 10 years. But goodwill of small amounts is amortized in one lump sum in the fiscal year in which it arises.	Same as on the left

7. Cash and cash equivalents stated in consolidated statements of cash flows	This refers to cash and deposits withdrawable at any time and easily converted to cash as well as short term variable value investments with little risk maturing within 3 months.	Same as on the left

Changes in important items fundamental to financial statement preparation

Previous consolidated fiscal year (Year ended March 31, 2008)	Current consolidated fiscal year (Year ended March 31, 2009)
—

(Accounting standards related to lease transactions)

Accounting treatment of non-transferable rights finance lease dealings have heretofore followed the Law Related to Loan Transactions, but starting in this fiscal year we have applied “Accounting Principles for Lease Transactions (Accounting Standards No. 13 of June 17, 1993 (First Session of the Business Accounting Council), amended on March 30, 2007), and “Application Guidelines for Lease Transaction Accounting Principles” (Application Guidelines for Accounting Standards No. 16 of January 18, 1994 (Accounting System Committee of the Japanese Institute of Certified Public Accountants), amended on March 30, 2007), so that accounting treatment follows normal methods for trading transactions.

As for non-transferable rights finance lease dealings on days prior to the start of the first application year, accounting treatment continued to follow normal loan-related transaction methods.

This change had minimal effects on profit/loss in the term under review.

Changes in presentation

Previous consolidated fiscal year (Year ended March 31, 2008)	Current consolidated fiscal year (Year ended March 31, 2009)
—

(Consolidated balance sheets)

In conjunction with application of the “Partial Revision to the Cabinet Office Regulations Governing Financial Statement Terminology, Formats and Creation Methods” (August 7, 2008, Cabinet Office Regulation No. 50), matters entered in the previous fiscal year as “Inventory” are classified as “Real property for sale” and “Real property in progress for sale” starting in this fiscal year. Both classifications, previously included in “Inventory, were 7,004 million yen and 49,265 million yen, respectively.

(Consolidated profit and loss statement) In the previous consolidated fiscal year “Personnel transfer expenses” were included in “Other income” in non-operating earnings, but in this fiscal year they are separately classified because they exceeded 10% of the total non-operating earnings. In the previous fiscal year the amount of “Personnel transfer expenses” was 36 million yen.	—

[Notes]

(Items related to consolidated balance sheets)

Previous consolidated fiscal year (Year ended March 31, 2008)			Current consolidated fiscal year (Year ended March 31, 2009)
1. —			*1. Applicability to affiliated companies was as follows. Investments and other assets, others (stock of affiliates): 5 million yen

*2. Assets serving as collateral and the corresponding debt were as follows.			*2. Assets serving as collateral and the corresponding debt were as follows.

(1) Assets serving as collateral			(1) Assets serving as collateral

Inventory	9,184	million yen	Real property for sale	14,590	million yen
Buildings and structures	4,504		Real property for sale in progress	22,156
Equipment	1		Buildings and structures	5,428
Land	9,894		Equipment	1
Intangible fixed assets (borrowed land rights)	224		Land	16,187

Total	23,809		Construction provisional account	251
			Intangible fixed assets (borrowed land rights)	224

			Total	58,840

(2) Debt corresponding to above			(2) Debt corresponding to above

Short-term borrowings	914	million yen	Short-term borrowings	11,711	million yen
Long-term borrowings repayable within 1 year	3,214		Long-term borrowings repayable within 1 year	23,974
Long-term borrowings	15,489		Long-term borrowings	14,536

Total	19,618		Notes and account receivables	9,075

			Total	59,299

(3) Other than the above, in order to provide collateral for borrowings of 1,110 million yen by the special purpose company LLC Triumph Assets 2, pawn rights were established in 457 million yen of the anonymous association capital stake (investment and other assets “Investment securities”).			(3) Other than the above, in order to provide collateral for borrowings of 979 million yen by the special purpose company LLC Triumph Assets 2, pawn rights were established in 581 million yen of the anonymous association capital stake (investment and other assets “Investment securities”).

*3. In conjunction with change in the purpose of some real estate holdings from development and lease to resale, this period saw transfer of 1,910 million yen in buildings and structures, and ¥2,262 million in land, to inventory.

Further, in conjunction with the reverse direction, inventory assets of 163 million yen for buildings and structures, 4,625 million yen for land and 84 million yen for the construction provisional account were transferred from resale to development and lease purposes.

*3. In conjunction with change in the purpose of some real estate holdings from development and lease to resale, this period saw transfer of 424 million yen in buildings and structures, 0 million yen in tools, furniture and fixtures, 1,077 million yen in land, and 237 million yen in land lease rights (intangible fixed assets) to real property for sale.

Further, in conjunction with the reverse direction, 105 million yen in real property for sale and 758 million yen in real property in progress for sale were transferred to buildings and structures 340 million yen and land 523 yen million.

Previous consolidated fiscal year (Year ended March 31, 2008)			Current consolidated fiscal year (Year ended March 31, 2009)

4. Contingent debt (guaranteed debt) Guarantee of liabilities has been made for borrowings from financial institutions for correspondent firms other than consolidated subsidiaries			4. Contingent liabilities Guarantee of liabilities has been made for borrowings from financial institutions for correspondent firms other than consolidated subsidiaries

Joint and several guarantees and liabilities towards financial institutions until registration of settlement of mortgage is completed	10,835	million yen	Joint and several guarantees and liabilities towards financial institutions until registration of settlement of mortgage is completed	4,135	million yen

Total	10,835		AS Partners Co., Ltd.	164
			Aruka Co., Ltd.	35

			Total	4,335

5. For efficient procurement of working capital, the Company’s group dealt with 11 banks and signed current overdraft and loan commitment contracts. Based on these, the balances of unused borrowings at the end of the term were as follows.			5. For efficient procurement of working capital, the Company’s group dealt with 8 banks and signed current overdraft and loan commitment contracts. Based on these, the balances of unused borrowings at the end of the term were as follows.

Account overdraft maximum and lending commitment total amount	17,355	million yen	Account overdraft maximum and lending commitment total amount	8,239	million yen
Exercised loan balance	10,419		Exercised loan balance	4,207

Difference	6,936		Difference	4,032

Items related to consolidated statements of income

Last consolidated fiscal year (Year ended March 31, 2008)			Current consolidated fiscal year (Year ended March 31, 2009)
1.			*1. The ending inventory has the following post-write-down amount in line with the decrease in profitability, and the following inventory asset valuation losses are included in the cost of sales. 10,448 million yen

*2. Major expenses and amounts for selling and general administrative expenses are given below.			*2. Major expenses and amounts for selling and general administrative expenses are given below.

Advertising expenses	2,920	million yen	Advertising expenses	2,801	million yen
Sales commissions	144		Sales commissions	285
Sales promotion expenses	1,597		Sales promotion expenses	1,935
Remuneration for sales representatives	26		Remuneration for sales representatives	8
Salaries	1,289		Salaries	1,366
Miscellaneous salaries	42		Miscellaneous salaries	27
Reserve for bonuses	212		Reserve for bonuses	224
Reserve for directors’ bonuses	59		Reserve for directors’ bonuses	11
Employee retirement benefit costs	34		Employee retirement benefit costs	31
Reserve for directors’ retirement benefits	2		Provision for directors’ retirement benefits	7
Depreciation and amortization	56		Depreciation and amortization	64
Taxes and public charges	383		Taxes and public charges	360
Buildings and structures	15		Allowance for loan loss	273
Tools, furniture and fixtures	1

Total	16	million yen

The general percentage of costs belonging to sales expenses is 54%; the general percentage of costs belonging to general administrative expenses is 46%.

*3. The breakdown for loss on disposal of fixed assets is below.

The general percentage of costs belonging to sales expenses is 53%; the general percentage of costs belonging to general administrative expenses is 47%.

*3. The breakdown for loss on disposal of fixed assets is below.

			Buildings and structures	10	million yen
			Equipment	3

			Total	13

Previous consolidated fiscal year (Year ended March 31, 2008)	Current consolidated fiscal year (Year ended March 31, 2009)
4. —

*4. asset impairment losses

In this term’s consolidated accounting year, market price declines in leased real estate and idle assets caused asset impairment losses of 1,810 million in the following assets or asset groups.

	Use	Type	Location	Amount (million yen)
	Administrative assets	Land and buildings	Nishi-ku, Saitama City, Saitama Prefecture	13

	Recreation	Land & buildings Equipment	Atami City, Shizuoka Prefecture	11

	Unutilized assets	Land	Nishi-ku, Saitama City, Saitama Prefect	1
		Land	Chuo-ku, Tokyo	369
		Land	Matsudo City, Chiba Prefecture	84
		Land	Chiyoda-ku, Tokyo	149
		Land, buildings, equipment	Koyama City, Tochigi Prefecture	8
		Land	Midori-ku, Saitama City, Saitama Prefecture	18
		Land	Hakone Machi, Ashigara Shimogun, Kanagawa Prefecture	12
		Land	Furukawa City, Ibaraki Prefecture	10
		Land	Kamizata-cho, Kodama-gun, Saitama Prefecture	5
		Land, buildings	Itabashi-ku, Tokyo	39

	Leasing real estate	Land, buildings	Suginami-ku, Tokyo	30
		Land, buildings, equipment	Koshigaya City, Saitama Prefecture	25
		Land and buildings	Toshima-ku, Tokyo	97
		Land and buildings	Ota-ku, Tokyo	26
		Land	Kawaguchi City, Saitama Prefecture	318
		Land and buildings	Kuki City, Saitama Prefecture	35
		Land and buildings	Matsudo City, Chiba Prefecture	13
		Land and buildings	Nishi-ku, Saitama City, Saitama Prefecture	4
		Land and buildings	Nerima-ku, Tokyo	190
		Land and buildings	Tsukuba City, Ibaraki Prefecture	140
		Land and buildings	Kawasaki City, Kanagawa Prefecture	205

		Total		1,810

The breakdown by subject is buildings 302 million yen, equipment ¥0 million, and land 1,507 million yen.

The Company’s group in principle groups business assets by business type. But lease real estate and idle assets are grouped in individual property units.

Recoverable amounts are measured by net sale prices and utility value. The former are valued by the appraised prices of real estate appraisers, while the latter are computed at a 6% discount to future cash flow.

Items relating to the consolidated statements of changes in shareholders’ equity

Last consolidated fiscal year (Year ended March 31, 2008)

1. Type and total of shares issued and outstanding as well as type and number of shares of treasury stock

	Outstanding shares at end of last consolidated fiscal year (Shares)	Increase in shares for current consolidated fiscal year (Shares)	Decrease in shares for current consolidated fiscal year (Shares)	Outstanding shares at end of current consolidated fiscal year (Shares)
Shares issued and outstanding
Common stock Note: 1	17,203,091	337,242	—	17,540,333

Total	17,203,091	337,242	—	17,540,333

Treasury stock
Common stock Note: 2	433,945	548,697	—	982,642

Total	433,945	548,697	—	982,642

Note:	1. The 337,242 share increase for total shares of issued and outstanding common stock is a result of the execution of share subscription rights for newly issued shares.
2. The 548,697 share increase for common treasury stock is the result of a corporate resolution to purchase 548,500 shares and fractional shares totaling 197 shares.

2. Dividends

(1) Dividends paid

(Resolution)	Share type	Total dividends (Millions of yen)	Per-share dividends (Yen)	Record date	Effective date
June 26, 2007 Ordinary general meeting of shareholders	Common stock	184	11	March 31, 2007	June 27, 2007
November 12, 2007 Meeting of the Board of Directors	Common stock	198	12	September 30, 2007	December 7, 2007

(2)	Dividends with a record date belonging to the current consolidated fiscal year which have an effective date for the following consolidated fiscal year

(Resolution)	Share type	Total dividends (Millions of yen)	Dividend resource	Per-share dividends (Yen)	Record date	Effective date
June 24, 2008 Ordinary general meeting of shareholders	Common stock	198	Retained earnings	12	March 31, 2008	June 25, 2008

Current consolidated fiscal year (Year ended March 31, 2009)

1. Type and total of shares issued and outstanding as well as type and number of shares of treasury stock shares

	Outstanding shares at end of last consolidated fiscal year (Shares)	Increase in shares for current consolidated fiscal year (Shares)	Decrease in shares for current consolidated fiscal year (Shares)	Outstanding shares at end of current consolidated fiscal year (Shares)
Shares issued and outstanding
Common stock	17,540,333	—	—	17,540,333

Total	17,540,333	—	—	17,540,333

Treasury stock
Common stock Note:	982,642	40	—	982,682

Total	982,642	40	—	982,682

Note:	1. The 40 share increase for common treasury stock is a result of purchases of fractional shares.

2. Dividends

(1) Dividends paid

(Resolution)	Share type	Total dividends (Millions of yen)	Per-share dividends (Yen)	Record share	Effective date
June 24, 2008 Ordinary general meeting of shareholders	Common stock	198	12	March 31, 2008	June 25, 2008
October 27, 2008 Ordinary general meeting of shareholders	Common stock	198	12	September 30, 2008	December 5, 2008

(2)	Dividends with a record date belonging to the current consolidated fiscal year which have an effective date for the following consolidated fiscal year

Not applicable.

Matters related to consolidated statements of cash flows

Previous consolidated fiscal year (Year ended March 31, 2008)			Current consolidated fiscal year (Year ended March 31, 2009)
*1. Relation between the end-of-term balance of cash and equivalents and subject amounts in the consolidated balance sheet (as of March 31, 2008)			*1. Relation between the end-of-term balance of cash and equivalents and subject amounts in the consolidated balance sheet (as of March 31, 2009)

Cash and cash accounts	12,935	million yen	Cash and cash accounts	3,865	million yen
Time deposits exceeding 3 months	(38)		Time deposits exceeding 3 months	(131)

Cash and cash equivalents	12,896		Cash and cash equivalents	3,733

2. Content of important nonfund transactions Execution of new share subscription rights on convertible corporate bonds with new share subscription rights			2. Content of important nonfund transactions —

Amount of increase in capital through execution of new share subscription rights	172	million yen	Amount transferred from fixed assets to inventories due to a change in purpose for real estate holdings	1,739	million yen

Amount of increase in capital surplus reserve through execution of new share subscription rights	172		Amount transferred from inventories to fixed assets due to a change in purpose for real estate holdings	863	million yen

Amount of decrease in corporate bonds with new share subscription rights through execution of new share subscription rights	345

Amount transferred from fixed assets to inventories due to a change in purpose for real estate holdings	4,172	million yen
Amount transferred from inventories to fixed assets due to a change in purpose for real estate holdings	4,873	million yen

*3. Principal assets and liabilities of a company newly consolidated due to acquisition of its stock

In conjunction with consolidation of Marunouchi Servicer Co., Ltd. by acquisition of stock, at the time of consolidation its assets, liabilities, stock acquisition price and acquisition-driven income were as follows.

			Current assets	63	million yen
			Fixed assets	52
			Goodwill	73
			Current liabilities	(88)
			Fixed liabilities	—
			Minority interest	(0)
			Acquisition price of previous stock holdings	(100)

			Stock acquisition price	0
			Cash and cash equivalents	(48)

			Income from acquisition	48

Previous consolidated fiscal year (Year ended March 31, 2008)	Current consolidated fiscal year (Year ended March 31, 2009)

*4. Principal assets and liabilities of the company that ceased to be a consolidated subsidiary due to sale of its stock

In connection with the sale of stock whereby AS Partners Co., Ltd. ceased to be a consolidated subsidiary, at the time of sale its assets, liabilities, stock sale price and sale expenditures were as follows.

	Current assets	1,111	million yen
	Fixed assets	486
	Current liabilities	(1,195)
	Fixed liabilities	(272)
	Minority interest	(2)
	Surplus from consolidation exclusion	(122)
	Amount of decline	12

	Profit on the sale	18
	Cash and cash equivalents	(674)

	Expenditures due to sale	(656)

Items related to lease transactions

Previous consolidated fiscal year (Year ended March 31, 2008)				Current consolidated fiscal year (Year ended March 31, 2009)
1. Finance lease dealings other than property ownership rights deemed transferable to the borrower (Borrower side)				1. Finance lease dealings (borrower side) Non-transferable finance lease dealings

				 Lease asset contents (a) Tangible fixed assets There are tools, furniture and fixtures in general work installations. (b) Intangible fixed assets Software

‚ Lease asset depreciation methods

Important basic matters for preparation of consolidated financial statements

Entered in “4. Significant accounting policies (2) Depreciation and amortization of fixed assets.”

Of non-transferable finance lease dealings, accounting treatment of those predating March 31, 2008 followed normal loan methods. The content was as follows.

(1) Lease property acquisition price equivalent amounts, cumulative depreciation equivalent amounts, asset impairment loss cumulative amounts and end-term balance equivalent amounts				(1) Lease property acquisition price equivalent amounts, cumulative depreciation equivalent amounts, asset impairment loss cumulative amounts and end-term balance equivalent amounts
	(Millions of yen)				(Millions of yen)
	Lease property acquisition price equivalent amounts	Cumulative depreciation equivalent amounts	End-term balance equivalent amounts		Lease property acquisition price equivalent amounts	Cumulative depreciation equivalent amounts	End-term balance equivalent amounts
Equipment	307	132	174	Equipment	161	113	47
Other	243	132	110	Other	56	50	5

Totals	550	265	285	Totals	217	164	53

Note: Acquisition price equivalent amounts are computed by the paid interest-inclusive method, inasmuch as the end-term balance of unexpired lease fees had a lower proportion of the tangible fixed asset end-term balance.

				As at left

Previous consolidated fiscal year (Year ended March 31, 2008)			Current consolidated fiscal year (Year ended March 31, 2009)

(2) Amounts equivalent to end-term balance of unexpired lease fees			(2) Amounts equivalent to end-term balance of unexpired lease fees

Within 1 year	96	million yen	Within 1 year	27	million yen
Over 1 year	188		Over 1 year	25

Total	285		Total	53

Note: The end-term balance of unexpired lease fee equivalent amounts are computed by the paid interest-inclusive method, inasmuch as the end-term balance of unexpired lease fees had a lower proportion of the tangible fixed asset end-term balance.

			As at left

(3) Paid lease fees, drawdown of lease asset impairment account, amount equivalent to depreciation, asset impairment losses			(3) Paid lease fees, drawdown of lease asset impairment account, amount equivalent to depreciation, asset impairment losses
Paid lease fees	101	million yen	Paid lease fees	42	million yen
Depreciation equivalent amount	101		Depreciation equivalent amount	42

(4) Depreciation equivalent amount computation method

Straight line method, with the lease period as the

number of useful years and the remaining value zero.

(Asset impairment losses)

There were no asset impairment losses allocated to lease assets.

			(4) Depreciation equivalent amount computation method Same as on the left (Asset impairment losses) Same as on the left

2. Operating lease dealings Unexpired lease fees			2. Operating lease dealings Of operating lease dealings, unexpired lease fees related to cancellation inability Unexpired lease fees
Within 1 year	9	million yen	Within 1 year	31	million yen
Over 1 year	10		Over 1 year	56

Total	19		Total	87

Items related to Securities

1. Market value for other marketable securities

	Last consolidated fiscal year (Year ended March 31, 2008)			Current consolidated fiscal year (Year ended March 31, 2009)
Type	Acquisition cost (Millions of yen)	Consolidated balance sheet amount (Millions of yen)	Difference (Millions of yen)	Acquisition cost (Millions of yen)	Consolidated balance sheet amount (Millions of yen)	Difference (Millions of yen)
Consolidated balance sheet amount exceeds acquisition cost
(1) Shares	67	165	97	—	—	—
(2) Bonds	—	—	—	—	—	—
(3) Other	—	—	—	—	—	—

Subtotal	67	165	97	—	—	—

Consolidated balance sheet amount does not exceed acquisition cost
(1) Shares	75	60	(15)	123	88	(35)
(2) Bonds	—	—	—	—	—	—
(3) Other	—	—	—	—	—	—

Subtotal	75	60	(15)	123	88	(35)

Total	143	226	82	123	88	(35)

Note:	There was an 83 million yen impairment write-off of other marketable securities shares for the last consolidated fiscal year.

There was a 23 million yen impairment write-off of other marketable securities shares for the current consolidated fiscal year. All shares of which the market value at the end of the consolidated fiscal year had decreased by 50% or more of the acquisition cost were used for an impairment write-off, and those shares whose market value had decreased by 30 to 50 % were used for an impairment write-off if an assessment of the importance, recoverability, etc., of their relevant value deemed this necessary.

2. Other marketable securities sold during the last consolidated fiscal year and the current consolidated fiscal year

Last consolidated fiscal year (Year ended March 31, 2008)			Current consolidated fiscal year (Year ended March 31, 2009)
Sale amount (Millions of yen)	Total profit on sale (Millions of yen)	Total loss on sale (Millions of yen)	Sale amount (Millions of yen)	Total profit on sale (Millions of yen)	Total loss on sale (Millions of yen)
—	—	—	68	50	8

3. Details for major marketable securities not assessed based on the market value

	Last consolidated fiscal year (Year ended March 31, 2008)	Current consolidated fiscal year (Year ended March 31, 2009)
	Consolidated balance sheet amount (Millions of yen)	Consolidated balance sheet amount (Millions of yen)
(1) Bonds held to maturity Discount bank bonds	34	34
(2) Other marketable securities
Unlisted shares	212	55
Other	457	581

Note:	In the current consolidated fiscal year, there was impairment of 49 million yen for shares of other marketable securities not at market value.

4. Expected redemption value of bonds and other marketable securities held to maturity

	Last consolidated fiscal year (Year ended March 31, 2008)				Current consolidated fiscal year (Year ended March 31, 2009)
	Under one year (Millions of yen)	Between one and five years (Millions of yen)	Between five and 10 years (Millions of yen)	Over 10 years (Millions of yen)	Under one year (Millions of yen)	Between one and five years (Millions of yen)	Between five and 10 years (Millions of yen)	Over 10 years (Millions of yen)
1. Bonds
(1) Government bonds, municipal bonds, etc.	—	—	—	—	—	—	—	—
(2) Corporate bonds	—	—	—	—	—	—	—	—
(3) Other	34	—	—	—	34	—	—	—
2. Other	—	—	—	—	—	—	—	—

Total	34	—	—	—	34	—	—	—

(Items related to Derivatives Trading)

1. Items related to trading status

Last consolidated fiscal year (Year ended March 31, 2008)	Current consolidated fiscal year (Year ended March 31, 2009)
The Takara Leben Group does not engage in any derivatives trading, and thus there are no applicable items.	Same as on the left.

2. Items related to trading market value

Last consolidated fiscal year (as of March 31, 2008)	Current consolidated fiscal year (as of March 31, 2009)
The Takara Leben Group does not engage in any derivatives trading, and thus there are no applicable items.	Same as on the left.

Items related to Employee Retirement Benefits

1. Overview of retirement benefits system adopted

The Takara Leben Group utilizes both a retirement lump sum payment system as a defined-benefit pension system and small and medium enterprise retirement allowance system as a defined contribution pension plan system.

2. Items related to retirement allowances

	Last consolidated fiscal year (Year ended March 31, 2008)	Current consolidated fiscal year (Year ended March 31, 2009)
Retirement allowance (Millions of yen)	96	109
Reserve for employees’ retirement benefits (Millions of yen)	96	109

3. Items related to employee retirement benefit costs

	Last consolidated fiscal year (Year ended March 31, 2008)	Current consolidated fiscal year (Year ended March 31, 2009)
Employee retirement benefit costs (Millions of yen)	44	37
Employee service costs (Millions of yen)	44	37
Note:	Because the Takara Leben Group adopts the simplified method for small-scale businesses, the entire amount for employee retirement benefit costs is treated as employee service costs.

4. Items related to the calculation basis for retirement allowances

Last consolidated fiscal year (Year ended March 31, 2008)	Current consolidated fiscal year (Year ended March 31, 2009)
Because the Takara Leben Group adopts the simplified method for small-scale businesses, there are no applicable items.	Same as on the left

Items related to deferred tax accounting

Last consolidated fiscal year (Year ended March 31, 2008)		Current consolidated fiscal year (Year ended March 31, 2009)
1. Breakdown of Major Causes for the Generation of Deferred Tax Assets and Deferred Tax Liabilities		1. Breakdown of Major Causes for the Generation of Deferred Tax Assets and Deferred Tax Liabilities
Deferred tax assets	(Millions of yen)	Deferred tax assets	(Millions of yen)
Maximum deductible amount for reserve for bonuses	117	Maximum deductible amount for reserve for bonuses	70
Maximum deductible amount for allowance for loan loss	6	Maximum deductible amount for allowance for loan loss	124
Accrued enterprise tax disallowance	118	Tax effect related to the elimination of consolidated unrealized profit	29
Tax effect related to the elimination of consolidated unrealized profit	81	Valuation loss disallowance for real property for sale	4,283
Valuation loss disallowance for real property for sale	31	Disallowance for write-down for memberships	63
Disallowance for write-down for memberships	63	Maximum deductible amount for reserve for employees’ retirement benefits	44
Maximum deductible amount for reserve for employees’ retirement benefits	38	Maximum deductible amount for reserve for directors’ retirement benefits	24
Maximum deductible amount for reserve for directors’ retirement benefits	21	Maximum deductible amount for depreciation	171
Maximum deductible amount for depreciation	2	Disallowance for valuation loss on telephone subscription rights	5
Disallowance for valuation loss on telephone subscription rights	5	Impairment loss	695
Impairment loss	320	Deferred consumption tax	32
Deferred consumption tax	28	Disallowance for defective work on property for sale in progress	109
Disallowance for defective work on property for sale in progress	173	Disallowance for compulsory devaluation of investment securities	50
Disallowance for compulsory devaluation of investment securities	34	Net unrealized holding gains on other securities	4
Net unrealized holding gains on other securities	6	Loss carried forward	222
Other	5	Valuation loss on investments	2

Deferred tax assets—Subtotal	1,055	Deferred tax assets—Subtotal	5,934
Valuation reserve	—	Valuation reserve	(5,508)

Deferred tax assets—Total	1,055	Deferred tax assets—Total	425
Deferred tax liability		Deferred tax liability
Net unrealized holding gains on other securities	(39)	Accrued enterprise tax refunds	(13)

Deferred tax liabilities—Total	(39)	Deferred tax liabilities—Total	(13)

Net deferred tax assets	1,015	Net deferred tax assets	411

Note: Net deferred tax assets are included in the following consolidated balance sheet items		Note: Net deferred tax assets are included in the following consolidated balance sheet items
	(Millions of yen)		(Millions of yen)
Current assets—Deferred tax assets	529	Current assets—Deferred tax assets	359
Fixed assets—Deferred tax assets	485	Fixed assets—Deferred tax assets	52
Current liabilities—Deferred tax liability	—	Current liabilities—Deferred tax liability	—
Fixed liabilities—Deferred tax liability	—	Fixed liabilities—Deferred tax liability	—

2. Major itemized breakdown of causes for any significant difference in the tax burden ratio between the normal effective statutory tax rate and the corporate tax, etc. following deferred tax accounting.

The difference in the tax burden ratio between the normal effective statutory tax rate and the corporate tax, etc. following deferred tax accounting is less than 5% of the normal effective statutory tax rate and thus has been omitted.

2. Major itemized breakdown of causes for any significant difference in the tax burden ratio between the normal effective statutory tax rate and the corporate tax, etc. following deferred tax accounting.

Omitted because the loss before taxes is posted

Segment Information

Business type-specific segment information

Last consolidated fiscal year (Year ended March 31, 2008)

As the amount for real estate sales business net sales, operating income and assets accounted for over 90% of the total amount of net sales, operating income and assets for all segments, business type-specific segment information listings have been omitted.

Current consolidated fiscal year (Year ended March 31, 2009)

	Real estate sales business (Millions of yen)	Other businesses (Millions of yen)	Total (Millions of yen)	Eliminated/ Company- wide (Millions of yen)	Consolidated (Millions of yen)
I Net sales and operating profit/loss Net sales
(1) Net sales to external customers	51,495	6,156	57,652	—	57,652
(2) Intersegmental internal net sales/transfers	291	1,276	1,567	(1,567)	—

Total	51,786	7,432	59,219	(1,567)	57,652

Operating expenses	61,562	6,531	68,093	(1,689)	66,403

Operating income (losses)	(9,775)	901	(8,874)	122	(8,751)

II Assets, depreciation and amortization, and capital expenditure
Assets	41,436	24,275	65,712	5,774	71,486
Depreciation and amortization	42	320	363	(0)	362
Impairment loss	—	1,773	1,773	37	1,810
Capital expenditure	119	3,657	3,776	43	3,819

Note:	1.	Method of business segmentation
Segmentation is performed in consideration of business segment content.
	2.	Main content of each business segment Real estate sales business: sale of newly built condominiums Other businesses: management of condominiums, real estate rental business, nursing facility operation, etc.
	3.	From among Assets, the amount of companywide assets included in Eliminated/Company-wide is 6,224 million yen. Most of this is comprised of assets pertaining to the management division and funds (cash and marketable securities) for fund operation of Takara Leben.
	4.	Change in accounting policy (current consolidated fiscal year)
As described under “Significant items related to the preparation of consolidated financial statements” 4. (1) ‚: from the current consolidated fiscal year,—Accounting Principles relating to the Assessment of Inventory Assets|| (Corporate Accounting Principles No. 9, July 5, 2006) are applied. As a result, operating income, ordinary income and current net income before tax adjustments have each shown a decrease of 10,448 million yen when compared with the traditional accounting method.

Location-specific segment information

Last consolidated fiscal year (Year ended March 31, 2008) and Current consolidated fiscal year (Year ended March 31, 2008)

Takara Leben had no consolidated subsidiaries or branches located in countries or regions outside of Japan. For this reason, geographical segment information is not included.

Overseas sales

Last consolidated fiscal year (Year ended March 31, 2008) and Current consolidated fiscal year (Year ended March 31, 2008)

Takara Leben did not post overseas sales. For this reason, overseas sales information is not included.

Related parties’ information

Last consolidated fiscal year (Year ended March 31, 2008)

No applicable items.

Current consolidated fiscal year (Year ended March 31, 2008)

(Additional information)

From the current consolidated fiscal year “Accounting Principles related to the Display of Related Parties’ Information” (Accounting Principles No.11, October 17, 2006) and “Application Guidelines for Accounting Principles related to the Display of Related Parties’ Information” (Application Guidelines for Accounting Standards No. 13, October 17, 2006) have been applied. No change in the scope of disclosure has occurred as a result.

Transactions with related parties

Companies filing consolidated financial statements and transactions with related parties

Directors and major shareholders (limited to cases of individuals) of companies filing consolidated financial statements, etc.

Position	Company name or name of individual	Address	Capital or investments (Millions of yen)	Business contents or job title	Ownership percentage of voting rights	Relationship with related party	Transaction content	Transaction amount (Millions of yen)	Account item	Term-end balance (Millions of yen)
Director	Yoshio Murayama	—	—	President and Representative Director of Takara Leben	Direct 35.54%	—	Borrowing	700	Loans payable	678

Note:	1.	The above Transaction amount does not include consumption tax or other taxes.

	2.	There is no borrowing interest.

Special purpose companies subject to disclosure

Previous consolidated fiscal year (Year ended March 31, 2008)

1.	Overview of special purpose companies for disclosure and overview of transactions utilizing special purpose companies for disclosure

In order to diversify the sources of its fund procurement and clarify project administration, the Company invests in special purpose companies (as defined by the Law on Special Limited Liability Companies and Asset Liquidation), and three such special purpose companies are subject to disclosure. The relevant investments are for anticipated revenues from lease income from and sales of real estate acquired by special purpose companies and sales of newly built condominiums; as of March 31, 2008, each of these businesses was progressing according to expectations.

With regard to all of these special purpose companies neither the Company nor any of its consolidated subsidiaries has made investments with contingent voting rights, and no director or employee has been posted to these companies.

2. Transaction amounts with special purpose companies in the current consolidated fiscal year

	Balance at the end of the consolidated fiscal year (Millions of yen)	Principal profit/loss
		Item	Amount (Millions of yen)
Investments [Note 1]	457	Non-operating income [Note 2]	121

Note 1:	The breakdown for investments is 457 million yen in investment securities of anonymous association. A right of pledge has been established for use as collateral on 1,110 million yen in money borrowed by the special purpose company.
Note 2:	The Company has posted profit-sharing for investments under non-operating income.

The main assets, liabilities, and total net assets (simple total) of special purpose companies as of the most recent accounting date are as follows. [Note 3]

Main assets (Millions of yen)		Main liabilities and total net assets (Millions of yen)
Real estate	1,501	Loans payable	1,141
Other	134	Investment deposits payable [Note 4]	79
		Other	415

Total	1,635	Total	1,635

Note 3:	This does not include two special purpose companies which have sold off all of their real estate as of the end of the consolidated financial year and whose asset amounts are of negligible importance.
Note 4:	Investment deposits payable are anonymous association investment deposits payable and include the amount of contribution from the Company. Please refer to Note 1 regarding the term-end balance for these.

Current consolidated fiscal year (Year ended March 31, 2009)

1. Overview of special purpose companies for disclosure and overview of transactions utilizing special purpose companies for disclosure

In order to diversify the sources of its fund procurement and clarify project administration, the Company invests in special purpose companies (as defined by the Law on Special Limited Liability Companies and Asset Liquidation), and three such special purpose companies are subject to disclosure. The relevant investments are for anticipated revenues from lease income from and sales of real estate acquired by special purpose companies and sales of newly built condominiums; as of March 31, 2009, each of these businesses was progressing according to expectations.

With regard to all of these special purpose companies neither the Company nor any of its consolidated subsidiaries has made investments with contingent voting rights, and no director or employee has been posted to these companies.

2. Transaction amounts with special purpose companies in the current consolidated fiscal year

	Balance at the end of the consolidated fiscal year (Millions of yen)	Major losses / gains
		Item	Amount (Millions of yen)
Investments [Note 1]	581	Non-operating income [Note 2]	123
Note 1:	The breakdown for investments is 581 million yen in investment securities of anonymous association. A right of pledge has been established for use as collateral on 979 billion yen in money borrowed by the special purpose company.
Note 2:	The Company has posted profit-sharing for investments under non-operating income.

The main assets, liabilities, and total net assets (simple total) of special purpose companies as of the most recent accounting date are as follows. [Note 3]

Principal assets (Millions of yen)		Principal liabilities and net assets (Millions of yen)
Real estate	1,473	Loans payable	1,012
Other	152	Investment deposits payable [Note 4]	79
		Other	534

Total	1,625	Total	1,625

Note 3:	This does not include two special purpose companies which have sold off all of their real estate as of the end of the consolidated financial year and whose asset amounts are of negligible importance.
Note 4:	Investment deposits payable are anonymous association investment deposits payable and include the amount of contribution from the Company. Please refer to Note 1: regarding the term-end balance for these.

Per-share information

Previous consolidated fiscal year (Year ended March 31, 2008)		Current consolidated fiscal year (Year ended March 31, 2009)
Net assets per share	1,166.76 yen	Net assets per share	387.80 yen
Current net income per share	210.34 yen	Current net loss per share	753.21 yen
Diluted net income per share	209.03 yen	The diluted net income per share is the current net loss per share; and as there are no residual securities, they are not listed.
Note:	The basis for calculating current net income per share, current net loss per share and diluted net income per share is given below.

	Previous consolidated fiscal year (Year ended March 31, 2008)	Current consolidated fiscal year (Year ended March 31, 2009)
Current net income per share
Current net income (losses) (Millions of yen)	3,506	(12,471)
Amount not belonging to the common stockholders (Millions of yen)	—	—
Current net income (losses) relating to common stock (Millions of yen)	3,506	(12,471)
Interim average share number (1,000 shares)	16,669	16,557
Diluted net income per share
Adjusted current net income (Millions of yen)	—	—
Increase in common stock (1,000 shares)	103	—
(Subset which are convertible corporate bonds with new share subscription rights) (1,000 shares)	(103)	(—)

Important post-balance sheet events

Previous consolidated fiscal year (Year ended March 31, 2008)	Current consolidated fiscal year (Year ended March 31, 2009)

The FLEX Corporation, a business partner and investment destination of Takara Leben, filed for bankruptcy in Tokyo District Court on May 30, 2008; the petition was accepted the same day.

As of that date, Takara Leben had 239 million yen in joint project investments in the FLEX Corporation and 166,000 shares of stock (acquisition cost: 49 million yen).

It is possible that these investments and shares will result in losses in the next fiscal year.

5) Consolidated Detailed Statements

Detailed statement of corporate bonds

None.

Detailed statement of borrowings, etc.

Segment	Year ended March 31, 2008	Year ended March 31, 2009	Average interest rate (%)	Repayment term
Short-term borrowings	11,886	12,147	2.79	—
Long-term debt due within one year	19,931	24,134	1.86	—
Lease obligations due within one year	—	21	—	—
Long-term borrowings (excluding those planned on being repaid within one year)	29,607	15,516	2.31	April 2010 to June 2027
Lease obligations (excluding those planned on being repaid within one year)	—	77	—	April 2010 to March 2024
Other interest-bearing debt
Commercial paper (planned on being repaid within one year)	2,000	—	3.00	—

Total	63,425	51,898	—	—

Note: 1.	The average interest rate represents the weighted average interest rate for the term-end debt balance.
2.	The average interest rate for lease obligations is not listed, as the interest equivalent included in the total lease fees is allocated toward each consolidated fiscal year based on the straight-line method.
3.	The planned repayment amounts for the five-year period following the consolidated settlement date of long-term borrowings and lease obligations 8excluding those planned on being repaid within one year) are as follows.

Term	Between one year and two years (Millions of yen)	Between two years and three years (Millions of yen)	Between three years and four years (Millions of yen)	Between four years and five years (Millions of yen)
Long-term borrowings	5,615	3,180	2,726	602
Lease obligations	21	21	21	11

(2) Other

Quarterly information for the current consolidated fiscal year

	Three months ended June 30, 2008	Three months ended September 30, 2008	Three months ended December 31, 2008	Three months ended March 31, 2009
Sales (Millions of yen)	14,510	10,153	17,239	15,749
Income (losses) before income taxes (Millions of yen)	2,060	(442)	(656)	(12,637)
Net income (losses) (Millions of yen)	1,193	(266)	(443)	(12,954)
Net income (losses) per share (Yen)	72.07	(16.10)	(26.81)	(782.36)

2	Non-consolidated Financial Statements
(1)	Non-consolidated Financial Statements
1)	Non-consolidated Balance Sheets

	(Millions of yen)
	Last fiscal year (Year ended March 31, 2008)	Current fiscal year (Year ended March 31, 2009)
ASSETS
Current Assets:
Cash and cash equivalents	11,741	3,358
Notes receivables	399	—
Accounts receivables	18	39
Accounts due	371	1,170
Securities	34	34
Real property for sale	*1,*2 6,841	*1,*2 16,528
Real property in progress for sale	*1,*2 49,126	*1,*2 23,015
Joint project investments	2,274	275
Money advanced	115	—
Prepaid expenses	950	719
Short-term loans receivables	6	44
Deferred tax assets	388	294
Other	412	199
Allowance for loan loss	(1)	(23)

Total Current Assets	72,681	45,657

Fixed Assets:
Tangible fixed assets
Buildings	*1,*2 7,289	*1,*2 7,321
Accumulated depreciation	(2,098)	(1,916)

Buildings, net	5,190	5,405

Structures	*1,*2 104	*1,*2 119
Accumulated depreciation	(43)	(47)

Structures, net	60	72

Equipment	*1 173	*1,*2 160
Accumulated depreciation	(144)	(141)

Equipment, net	29	19

Land	*1,*2 16,125	*1,*2 16,203
Leased assets	—	3
Accumulated depreciation	—	(0)
Leased assets, net	—	2

Construction in progress	*2 77	*1 251

Total Tangible Fixed Assets	21,484	21,954

Intangible fixed assets:
Land lease rights	*1 461	*1,*2 224
Software	24	17
Leased assets	—	73
Software suspense account	—	65

Total Intangible Fixed Assets	485	380

Investments and other assets
Investment securities	*1 896	*1 725
Shareholding in affiliates	94	82
Capital contributions	14	11
Membership	14	14
Security deposits and guarantee deposits	373	363
Long-term loans	33	98
Long-term account receivables	—	274
Deferred tax assets	478	43
Other	23	24
Allowance for loan loss	(14)	(281)

Total Investments and Other Assets	1,914	1,356

Total Fixed Assets	23,884	23,692

Total Assets	96,565	69,349

	(Millions of yen)
	Last fiscal year (Year ended March 31, 2008)	Current fiscal year (Year ended March 31, 2009)
LIABILITIES
Current Liabilities:
Notes payables	8,701	*1 1,251
Account payables	466	*1 8,377
Short-term borrowings	*1 11,736	*1 12,147
Long-term debt due within one year	*1 19,777	*1 24,041
Commercial paper	2,000	—
Lease obligations	—	17
Payments due	891	574
Accrued expenses	76	73
Income tax payables	1,404	10
Advances	2,007	1,258
Deposit payables	426	148
Revenue received in advance	51	30
Reserve for bonuses	132	110
Reserve for directors’ bonuses	48	—
Other	—	0

Total Current Liabilities	47,723	48,041

Fixed Liabilities
Long-term borrowings	*1 28,835	*1 14,908
Security deposits and guarantee deposits	1,118	696
Lease obligations	—	62
Reserve for retirement benefits	78	90
Reserve for directors’ retirement benefits	51	57
Other	—	6

Total Fixed Liabilities	30,083	15,821

Total Liabilities	77,807	63,862

NET ASSETS
Shareholders’ Capital:
Capital	2,442	2,442
Additional paid-in capital
Capital surplus reserve	2,440	2,440
Other additional paid-in capital	132	132

Total Additional Paid-in Capital	2,572	2,572

Retained earnings
Earned surplus reserve	92	92
Other retained earnings
Contingent reserves	10,250	12,700
Earned surplus carried forward	4,646	(11,018)

Total Retained Earnings	14,988	1,773

Treasury stock	(1,294)	(1,295)

Total Shareholders’ Capital	18,709	5,494

Valuation and Translation Adjustments:
Net unrealized gains (losses) on other securities	48	(7)

Total Valuation and Translation Adjustments	48	(7)

Total Net Assets	18,758	5,487

Total Liabilities and Net Assets	96,565	69,349

2) Non-consolidated Statements of Income

	(Millions of yen)
	Last fiscal year (Year ended March 31, 2008)	Current fiscal year (Year ended March 31, 2009)
Sales
Real estate sales	56,896	50,885
Income from real estate leases	1,285	1,425
Other income	74	77

Total Net Sales	58,256	52,388

Cost of Sales
Real estate cost of sales	42,737	*1 51,896
Real estate leasing costs	870	956

Total Cost of Sales	43,607	52,852

Gross Profit (Loss) on Sales	14,648	(464)

Selling, General and Administrative Expenses	*2 7,766	*2 8,828

Operating Income (Losses)	6,881	(9,292)

Non-operating Income
Interest income	4	5
Dividend income	7	8
Commissions received	92	62
Dividends from anonymous associations	121	123
Personnel transfer expenses	61	33
Other income	32	26

Total Non-operating Income	321	259

Non-operating Expenses
Interest expenses	1,274	1,209
Other	90	69

Total Non-operating Expenses	1,364	1,278

Ordinary Income (Losses)	5,838	(10,311)

Extraordinary Gains:
Gain on sales of investment securities	—	50
Gain on sales of stock of affiliated companies	—	6
Reversal of reserve for directors’ bonuses	—	14

Total Extraordinary Gains	—	71

Extraordinary Losses:
Loss on disposal of fixed assets	*3 12	*3 6
Loss on valuation of real property in progress for sale	145	—
Loss on valuation of investment securities	83	73
Loss on valuation of affiliated companies’ shares	—	100
Loss on sale of investment securities	—	8
Impairment loss	—	*4 1,810
Other	—	5

Total Extraordinary Losses	241	2,005

Income (Losses) Before Income Taxes	5,597	(12,245)

Income Taxes and Other Taxes	2,523	3
Income Tax Adjustments	(228)	568

Total Income Tax	2,295	572

Net Income (Losses)	3,301	(12,817)

Cost of Sales Statements

1. Real estate cost of sales

		Last fiscal year (Year ended March 31, 2008)		Current fiscal year (Year ended March 31, 2009)
Segment	Note No.	Amount (Millions of yen)	Composition ratio (%)	Amount (Millions of yen)	Composition ratio (%)
Land purchase		14,010	32.8	26,013	50.1
Outsourced construction		27,786	65.0	25,076	48.3
Other		940	2.2	805	1.6

Real estate cost of sale		42,737	100.0	51,896	100.0

Note:	1.	The method for cost accounting is based on job order cost accounting.
	2.	Land purchase cost for the current fiscal year includes inventory asset valuation losses of 10,448 million yen.

2. Real estate leasing costs

		Last fiscal year (Year ended March 31, 2008)		Current fiscal year (Year ended March 31, 2009)
	Note No.	Amount (Millions of yen)	Composition ratio (%)	Amount (Millions of yen)	Composition ratio (%)
Taxes and public charges		134	15.5	180	18.8
Depreciation and amortization		310	35.7	293	30.7
Administrative and maintenance expenses		424	48.8	482	50.5

Real estate leasing costs		870	100.0	956	100.0

3) Non-consolidated Statements of Changes in Net Assets

	(Millions of yen)
	Last fiscal year (Year ended March 31, 2008)	Current fiscal year (Year ended March 31, 2009)
SHAREHOLDERS’ EQUITY
Capital Stock:
Balance for last fiscal year ended March 31	2,270	2,442
Changes for current fiscal year
Stock issuance	172	—

Total changes for current fiscal year	172	—

Balance for current fiscal year ended March 31	2,442	2,442

Additional Paid-in Capital:
Capital surplus reserve
Balance for last fiscal year ended March 31	2,267	2,440
Changes for current fiscal year
Issuance of new shares	172	—

Total changes for current fiscal year	172	—

Balance for current fiscal year ended March 31	2,440	2,440

Other Additional Paid-in Capital
Balance for last fiscal year ended March 31	132	132
Changes for current fiscal year
Total changes for current fiscal year	—	—

Balance for current fiscal year ended March 31	132	132

Total additional paid-in capital:
Balance for last fiscal year ended March 31	2,400	2,572
Changes for current fiscal year
Issuance of new shares	172	—

Total changes for current fiscal year	172	—

Balance for current fiscal year ended March 31	2,572	2,572

	(Millions of yen)
	Last fiscal year (Year ended March 31, 2008)	Current fiscal year (Year ended March 31, 2009)
Retained Earnings:
Earned surplus reserve
Balance for last fiscal year ended March 31	92	92
Changes for current fiscal year

Total changes for current fiscal year	—	—

Balance for current fiscal year ended March 31	92	92

Other retained earnings
Contingent reserves
Balance for last fiscal year ended March 31	7,950	10,250
Changes for current fiscal year:
Funding for contingent reserves	2,300	2,450

Total changes for current fiscal year	2,300	2,450

Balance for current fiscal year ended March 31	10,250	12,700

Earned surplus carried forward
Balance for last fiscal year ended March 31	4,028	4,646
Changes in items for the year:
Funding for contingent reserves	(2,300)	(2,450)
Distribution of retained earnings	(383)	(397)
Net income (losses)	3,301	(12,817)

Total changes for current fiscal year	618	(15,665)

Balance for current fiscal year ended March 31	4,646	(11,018)

Total retained earnings
Balance for last fiscal year ended March 31	12,070	14,988
Changes for current fiscal year
Funding for contingent reserves	—	—
Distribution of retained earnings	(383)	(397)
Net income (losses)	3,301	(12,817)

Total changes for current fiscal year	2,918	(13,215)

Balance for current fiscal year ended March 31	14,988	1,773

Treasury Stock:
Balance for last fiscal year ended March 31	(675)	(1,294)
Changes for current fiscal year
Acquisition of treasury stock	(619)	(0)

Total changes for current fiscal year	(619)	(0)

Balance for current fiscal year ended March 31	(1,294)	(1,295)

Total Shareholders’ Equity:
Balance for last fiscal year ended March 31	16,065	18,709
Changes for current fiscal year
Stock issuance	345	—
Distribution of retained earnings	(383)	(397)
Net income (losses)	3,301	(12,817)
Acquisition of treasury stock	(619)	(0)

Total changes for current fiscal year	2,643	(13,215)

Balance for current fiscal year ended March 31	18,709	5,494

	(Millions of yen)
	Last fiscal year (Year ended March 31, 2008)	Current fiscal year (Year ended March 31, 2009)
VALUATION AND TRANSLATION ADJUSTMENTS
Net Unrealized Gains on Other Securities:
Balance for last fiscal year ended March 31	156	48
Changes for current fiscal year
Net changes in items other than shareholders’ equity for current fiscal year	(107)	(56)

Total changes for current fiscal year	(107)	(56)

Balance for current fiscal year ended March 31	48	(7)

Total Valuation and Translation Adjustments:
Balance for last fiscal year ended March 31	156	48
Changes for current fiscal year
Net changes in items other than shareholders’ equity for current fiscal year	(107)	(56)
Total changes for current fiscal year	(107)	(56)

Balance for current fiscal year ended March 31	48	(7)

TOTAL NET ASSETS
Balance for last fiscal year ended March 31	16,221	18,758
Changes in items for the year
Stock issuance	345	—
Distribution of retained earnings	(383)	(397)
Net income (losses)	3,301	(12,817)
Purchases of treasury stock	(619)	(0)
Net changes in items other than shareholders’ equity	(107)	(56)

Total changes for current fiscal year	2,536	(13,271)

Balance for current fiscal year ended March 31	18,758	5,487

Significant accounting policies

	Last fiscal year (Year ended March 31, 2008)	Current fiscal year (Year ended March 31, 2009)
1. Valuation standards and methods for computation of investment securities	(1) Bonds held to maturity Amortized cost method (straight-line method)	(1) Bonds held to maturity Same as on the left

	(2) Subsidiaries’ shares Cost method based on the moving average method	(2) Subsidiaries’ shares Same as on the left

(3) Other marketable securities

Those at market value:

Market value method based on market value at date of consolidated accounting (valuation difference is reported as a component of net assets, and the cost of securities sold is calculated using the moving average method)

(3) Other marketable securities Those at market value: Same as on the left

Those not at market value:

Cost method based on the moving average method; however, investments in anonymous association are based on the specific cost method; specifics are given in “6. Important items fundamental to financial statement preparation, (2) Accounting procedures for investments in anonymous association.”

Those not at market value: Same as on the left

2. Valuation standards and methods for inventories	Cost method based on specific cost method

Cost method based on specific cost method

(Balance sheet amounts are calculated according to a write-down method based on decreased profitability)

(Change in accounting policy)

From the current fiscal year, “Accounting Principles relating to the Assessment of Inventory Assets” (Corporate Accounting Principles No. 9, July 5, 2006) are applied

As a result, operating income, ordinary income and current net income before tax adjustments have each shown a decrease of 10,448 million yen.

	Last fiscal year (Year ended March 31, 2008)		Current fiscal year (Year ended March 31, 2009)
3. Depreciation and amortization of fixed assets	(1) Tangible fixed assets		(1) Tangible fixed assets

 Buildings

    The declining balance method is adopted for headquarters, offices and other buildings.

    Useful life and residual value are determined according to standards identical to those stipulated in the Corporation Tax Act.

    However, the straight-line method is used for buildings (excluding attached structures) acquired after April 1, 1998.

    In order to logically accommodate profit from rental buildings, an economically usable period estimate is created and a straight-line method based upon individual useful life is employed. The individual useful life for rental buildings is shown below.

			 Buildings Same as on the left
		Individual useful life (Years)
	Reinforced concrete buildings	40
	Steel-frame buildings	30
	Wood buildings	15
	Attached structures	15

Last fiscal year (Year ended March 31, 2008)	Current fiscal year (Year ended March 31, 2009)

‚ Tangible fixed assets other than those given above

    The declining balance method is employed.

    Useful life and residual value are determined according to standards identical to those stipulated in the Corporation Tax Act.

‚ Tangible fixed assets other than those given above Same as on the left

Changes in accounting policy

In accordance with revisions to the Corporation Tax Act, from the current fiscal year Takara Leben and its consolidated subsidiaries have switched to a depreciation for tangible fixed assets acquired after April 1, 2007 which is based on the revised Corporation Tax Act.

The resulting effect on operating income, ordinary income and current net income before tax adjustments is slight.

Additional information

For assets acquired prior to March 31, 2007 and in line with revisions to the Corporation Tax Act, Takara Leben and its consolidated subsidiaries have used depreciation methods based on pre-revision corporation tax law to equally amortize the difference between 5% of the acquisition cost and the memorandum value over a span of five years from the fiscal year in which 5% of the acquisition cost was reached, and this has been included within depreciation expenses.

The resulting effect on operating income, ordinary income and net income before income taxes is slight.

(2) Intangible fixed assets	(2) Intangible fixed assets (excluding leased assets)

A straight-line method based on the expected availability period (five years) for all software used within Takara Leben has been employed.	Same as on the left

___________

(3) Leased assets

Leased assets related to finance and lease transactions not involving transfer of ownership

A straight-line method was employed where the lease period was set as the useful life and the residual value was set as zero.

Amongst finance and lease transactions not involving transfer of ownership, those lease transactions with a start date prior to March 31, 2008 follow accounting procedures based on methods for normal lease transactions.

	Last fiscal year (Year ended March 31, 2008)	Current fiscal year (Year ended March 31, 2009)
4. Allowance and reserves for losses, and accrued expenses

(1) Allowance for loan loss

In order to provide for loss resulting from bad debt, the loan loss ratio is used for general debt and specified claims, such as claims with default possibility, have their recoverability evaluated individually and the expected irrecoverable amount is posted.

(1) Allowance for loan loss Same as on the left

	(2) Reserve for bonuses The expected amount of future payments for employee bonuses is recorded as an expense in the current consolidated fiscal year.	(2) Reserve for bonuses Same as on the left

	(3) Reserve for directors’ bonuses The expected amount of future payments for directors’ bonuses is recorded as an expense in the current fiscal year.	(3) Reserve for directors’ bonuses Same as on the left

	(4) Reserve for employees’ retirement benefits Employee retirement benefits are based on the retirement allowance for the end of the current fiscal year.	(4) Reserve for employees’ retirement benefits Same as on the left

(5) Reserve for directors’ retirement benefits

Director retirement benefits are based on internal regulations which govern such benefits and are recorded as a necessary payment for the end of the current fiscal year.

(5) Reserve for directors’ retirement benefits Same as on the left

5. Accounting treatment of lease transactions	With regard to finance and lease transactions other than those where ownership is transferred to the lessee, accounting procedures are based on methods used for standard lease transactions.

6. Other significant items relating to the preparation of consolidated financial statements

(1) Accounting procedures for consumption taxes

Accounting procedures for national and local consumption taxes are based on the tax excluded method.

Also, consumption taxes not eligible for asset-related deduction are treated as period costs for the fiscal year in which they occur.

(1) Accounting procedures for consumption taxes Same as on the left

(2) Accounting procedures for investments in anonymous association

    With regard to investments in anonymous association, the amount of equity for the assets of anonymous association is recorded as “investment securities.” When capital injections are made to anonymous association, it is recorded as an “investment security,” and the equity-equivalent of net profit or loss for the anonymous association is recorded as “anonymous association allocated profit / loss” and “investment securities” are adjusted by an equivalent amount; repayment of contributions to capital from firms is deducted from “investment securities.”

(2) Accounting procedures for investments in anonymous association Same as on the left

Changes in accounting treatments

Last fiscal year (Year ended March 31, 2008)	Current fiscal year (Year ended March 31, 2009)

(Accounting Principles for Lease Transactions)

Finance and lease transactions not involving transfer of ownership have, traditionally, depended upon lease transaction-based accounting methods; however, from the current fiscal year “Accounting Principles for Lease Transactions” (Accounting Standards No. 13 (June 17, 1993 (First Session of the Business Accounting Council), amended March 30, 2007)) and “Application Guidelines for Lease Transaction Accounting Principles” (Application Guidelines for Accounting Standards No. 16 (January 18, 1994 (Accounting System Committee of the Japanese Institute of Certified Public Accountants), amended March 30, 2007)) are applied and will depend upon normal sales transaction-based accounting methods.

For finance and lease transactions not involving transfer of ownership which have a starting date preceding these changes in accounting methods, normal lease transaction-based accounting methods will continue to apply.

The effect on profit and loss of these changes for the current fiscal year is minor.

Changes in presentation

Last fiscal year (Year ended March 31, 2008)	Current fiscal year (Year ended March 31, 2009)

Non-consolidated Statements of Income

Up until the preceding fiscal year “personnel transfer expenses” has been included under “Other income” for non-operating income; however, for the current fiscal year it has exceeded 10% of the total for non-operating income and thus has a separate segment listing.

The amount of “personnel transfer expenses” for the preceding fiscal year was 79 million yen.

Notes

Items related to non-consolidated balance sheets

Last fiscal year (Year ended March 31, 2008)			Current fiscal year (Year ended March 31, 2009)
*1. Assets pledged as collateral and the corresponding liabilities are shown below.			*1. Assets pledged as collateral and the corresponding liabilities are shown below.

(1) Assets pledged as collateral			(1) Assets pledged as collateral
Real property for sale	14,590	million yen	Real property for sale	2,242	million yen
Real property in progress for sale	22,156		Real property in progress for sale	6,740
Buildings	5,363		Buildings	4,465
Structures	65		Structures	38
Equipment	1		Equipment	1
Land	16,187		Land	9,894
Construction in progress	251		Land lease rights	224
Land lease rights	224		Total	23,606

Total	58,840

(2) Collateralized debt corresponding to the above			(2) Collateralized debt corresponding to the above
Short-term borrowings	764	million yen	Short-term borrowings	11,711	million yen
Long-term debt due within one year	3,214		Long-term debt due within one year	23,974
Long-term borrowings	15,489		Long-term borrowings	14,536

Total	19,468		Notes payable	1,500
			Accounts payable-trade	7,575

			Total	59,299

(3) In addition to the above, a right of pledge has been established using a 457 million yen investments in anonymous association (investments and other assets “Investment Securities”) for use as collateral on 1,110 million yen in money borrowed by the Triumph Assets 2 Ltd. special purpose company.			(3) In addition to the above, a right of pledge has been established using a 581 million yen investments in anonymous association (investments and other assets “Investment Securities”) for use as collateral on 979 million yen in money borrowed by the Triumph Assets 2 Ltd. special purpose company

*2. In line with the decision to shift away from development and leasing to resale for some properties, during this fiscal year 1,884 million yen for buildings, 25 million yen for structures, and 2,262 million yen for land has been transferred to the 1,898 million yen for real property in progress for sale and the 2,273 million yen for real property for sale.

And, in line with the decision to shift away from resale to development and leasing for some properties, during this fiscal year 4,825 million yen for real property in progress for sale and 47 million yen for real property for sale has been transferred to the 163 million yen for buildings, 4,625 million yen for land, and 84 million yen for construction in progress.

*2. In line with the decision to shift away from development and leasing to resale for some properties, during this fiscal year 423 million yen for buildings, 1 million yen for structures, 0 million yen for equipment, 1,077 million yen for land, and 237 million yen for land lease rights has been transferred to real property for sale.

And, in line with the decision to shift away from resale to development and leasing for some properties, during this fiscal year 714 million yen for real property in progress for sale and 63 million yen for real property for sale has been transferred to the 299 million yen for buildings, and 478 million yen for land.

Last fiscal year (Year ended March 31, 2008)			Current fiscal year (Year ended March 31, 2009)
3. Contingent liabilities Guarantee of liabilities has been made for borrowings from financial institutions for the following affiliates, etc.			3 Contingent liabilities Guarantee of liabilities has been made for borrowings from financial institutions for the following affiliates, etc.

Joint and several guarantees and liabilities towards financial institutions until registration of settlement of mortgage is completed	10,835	million yen	Joint and several guarantees and liabilities towards financial institutions until registration of settlement of mortgage is completed	4,135	million yen
Tafuko Co., Ltd.	690		Tafuko Co., Ltd.	701
AS Partners Co., Ltd.	174		AS Partners Co., Ltd.	164
Total	11,700		Aruka Co., Ltd.	35

			Total	5,037

4 Takara Leben has concluded account overdraft agreements and lending commitment agreements with 11 financing banks in order to efficiently procure operating capital. Based on these agreements, the unexercised loan balance for the end of this fiscal year is as follows.			4 Takara Leben has concluded account overdraft agreements and lending commitment agreements with 8 financing banks in order to efficiently procure operating capital. Based on these agreements, the unexercised loan balance for the end of this fiscal year is as follows

Account overdraft maximum and lending commitment total amount	17,255	million yen	Account overdraft maximum and lending commitment total amount	8,239	million yen
Exercised loan balance	10,419		Exercised loan balance	4,207
Difference	6,836		Difference	4,032

Items related to non-consolidated statements of income
Last fiscal year (Year ended March 31, 2008)			Current fiscal year (Year ended March 31, 2009)
1.			*1. The value of real property and real property in progress for sale have the following post-write-down amount in line with the decrease in profitability, and the following inventory asset valuation losses are included in the cost of sales. 10,448 million yen

*2. Major expenses and amounts for selling and general administrative expenses are given below.			*2. Major expenses and amounts for selling and general administrative expenses are given below.

Advertising expenses	2,809	million yen	Advertising expenses	2,788	million yen
Sales commissions	179		Sales commissions	473
Sales promotion expenses	1,631		Sales promotion expenses	1,972
Remuneration for sales representatives	26		Remuneration for sales representative	8
Salaries	990		Salaries	1,005
Miscellaneous salaries	38		Miscellaneous salaries	24
Reserve for bonuses	166		Reserve for bonuses	170
Reserve for directors’ bonuses	48		Employee retirement benefit costs	25
Employee retirement benefit costs	25		Depreciation and amortization	42
Depreciation and amortization	44		Reserve for directors’ retirement benefits	7
Reserve for directors’ retirement benefits	2		Taxes and public charges	292
Taxes and public charges	341		Allowance for loan loss	289

The general percentage of costs belonging to sales expenses is 59%; the general percentage of costs belonging to general administrative expenses is 41%.			The general percentage of costs belonging to sales expenses is 59%; the general percentage of costs belonging to general administrative expenses is 41%.

*3. The breakdown for loss on disposal of fixed assets is below.			*3. The breakdown for loss on disposal of fixed assets is below.

Buildings	11	million yen	Buildings	4	million yen
Tools, furniture and fixtures	1		Tools, furniture and fixtures	2

Total	12		Total	6

Last fiscal year (Year ended March 31, 2008)	Current fiscal year (Year ended March 31, 2009)
4.

*4. Impairment loss

Due to the drop in the market value for rental properties and unutilized assets during the current fiscal year, Takara Leben has recorded the following assets and asset groups as impairment losses (1,810 million yen).

	Use	Type	Location	Amount (Millions of yen)
	Commercial—use assets	Land, buildings	Nishi Ward, Saitama City, Saitama Prefecture	13
	Rest facilities	Land, buildings and equipment	Atami City, Shizuoka Prefecture	11
	Unutilized assets	Land	Nishi Ward, Saitama City, Saitama Prefecture	1
		Land	Chuo Ward, Tokyo	369
		Land	Matsudo City, Chiba Prefecture	84
		Land	Chiyoda Ward, Tokyo	149
		Land, buildings and equipment	Oyama City, Tochigi Prefecture	8
		Land	Midori Ward, Saitama City, Saitama Prefecture	18
		Land	Hakone Town, Ashigarashimo District, Kanagawa Prefecture	12
		Land	Koga City, Ibaraki Prefecture	10
		Land	Kamisato Town, Kodama District, Saitama Prefecture	5
		Land, buildings	Itabashi Ward, Tokyo	39
	Leasing real estate	Land, buildings	Suginami Ward, Tokyo	30
		Land, buildings, structures and equipment	Koshigaya City, Saitama Prefecture	25
		Land, buildings	Toshima Ward, Tokyo	97
		Land, buildings	Ota Ward, Tokyo	26
		Land	Kawaguchi City, Saitama Prefecture	318
		Land, buildings	Kuki City, Saitama Prefecture	35
		Land, structures	Matsudo City, Chiba Prefecture	13
		Land, buildings	Nishi Ward, Saitama City, Saitama Prefecture	4
		Land, buildings, structures	Nerima Ward, Tokyo	190
		Land, buildings, structures	Tsukuba City, Ibaraki Prefecture	140
		Land, buildings	Kawasaki City, Kanagawa Prefecture	205

	Total			1,810

    When broken down, buildings accounts for 291 million yen; structures for 11 million yen; equipment for 0 million yen; and land for 1,507 million yen.

As a rule, Takara Leben groups commercial-use assets according to business type.

However, rental properties and unutilized assets are grouped according to their specific property units.

The recoverable amount is determined according to net sale value and utility value; net sale value is assessed based on the appraisal value, etc. of a real estate appraiser; and utility value is calculated at 6% less of future cash flow.

Items related to non-consolidated statements of shareholders’ equity

Last fiscal year (Year ended March 31, 2008)

Items related to type and number of shares of treasury stock

	Number of shares for the year ended March 31, 2008	Increase number of shares for the year ended March 31, 2009	Decreased number of shares for the year ended March 31, 2009	Number of shares for the year ended March 31, 2009
Common stock Note:	433,945	548,697	—	982,642

Total	433,945	548,697	—	982,642

Note:    The 548,697 share increase for common treasury stock is the result of a corporate resolution to purchase 548,500 shares and fractional shares totaling 197 shares.

Current fiscal year (Year ended March 31, 2009)

Items related to type and number of shares of treasury stock

	Number of shares for the year ended March 31, 2008	Increase number of shares for the year ended March 31, 2009	Decreased number of shares for the year ended March 31, 2009	Number of shares for the year ended March 31, 2009
Common stock Note:	982,642	40	—	982,682

Total	982,642	40	—	982,682

Note:	The 40 share increase for common treasury stock is a result of purchases of fractional shares.

(Items related to lease transactions)

Last fiscal year (Year ended March 31, 2008)				Current fiscal year (Year ended March 31, 2009)
1. Finance and lease transactions other than those for which ownership of the lease property is acknowledged as being transferred to the lease (lessee side)				1. Finance and lease transactions (lessee side) Finance and lease transactions not involving transfer of ownership

				 Contents of lease assets (a) Tangible fixed assets Equipment in General supervision facility. (b) Intangible fixed assets Software

‚ Depreciation method for lease assets

   As described in “3. Depreciation and amortization of fixed assets” in Significant Accounting Policies.

   From among finance and lease transactions not involving transfer of ownership, those where the lease transaction start date is before March 31, 2008 are based on accounting procedures conforming to methods based on normal lease transactions; the contents are as follows.

(1)Acquisition cost equivalent of lease property, cumulative depreciation equivalent, cumulative impairment loss equivalent and term-end balance equivalent				(1) Acquisition cost equivalent of lease property, cumulative depreciation equivalent, cumulative impairment loss equivalent and term-end balance equivalent

	Acquisition cost equivalent (Millions of yen)	Cumulative depreciation equivalent (Millions of yen)	Term-end balance equivalent (Millions of yen)		Acquisition cost equivalent (Millions of yen)	Cumulative depreciation equivalent (Millions of yen)	Term-end balance equivalent (Millions of yen)
Equipment	109	56	53	Equipment	113	78	34
Other	135	83	52	Other	36	36	0

Total	245	139	105	Total	150	115	35

Note: The acquisition cost equivalent was calculated based on the inclusive-of-interest method due to the term-end balance of lease commitments accounting for a minute ratio of the term-end balance of tangible fixed assets.				Same as on the left

Last fiscal year (Year ended March 31, 2008)			Current fiscal year (Year ended March 31, 2009)
(2) Term-end balance equivalent of lease commitments, etc. Term-end balance equivalent of lease commitments			(2) Term-end balance equivalent of lease commitments, etc. Term-end balance equivalent of lease commitments
Due within one year	44	million yen	Due within one year	18	million yen
Due after one year	60		Due after one year	17

Total	105		Total	35

Note: The term-end balance equivalent of lease commitments was calculated based on the inclusive-of-interest method as the term-end balance of lease commitments accounted for a minute ratio of the term-end balance, etc. of tangible fixed assets.			Same as on the left

(3) Lease payments, reversal amount of short-term impairment loss on lease assets, depreciation equivalent, and impairment loss			(3) Lease payments, reversal amount of short-term impairment loss on lease assets, depreciation equivalent, and impairment loss
Lease payments	49	million yen	Lease payments	27	million yen
Depreciation equivalent	49		Depreciation equivalent	27

(4) Calculation method of depreciation equivalent			(4) Calculation method of depreciation equivalent

Depreciation equivalent is based on a straight-line method over the lease period without residual value. (About impairment loss) There was no impairment loss allocated toward lease assets.			Same as on the left (About impairment loss) Same as on the left

2. Operating lease transactions Lease commitments			2. Operating lease transactions Lease commitments under non-cancelable operating leases
Due within one year	4	million yen	Due within one year	18	million yen
Due after one year	6		Due after one year	23

Total	10		Total	41

Items related to marketable securities

    Last fiscal year (Year ended March 31, 2008) and the current fiscal year (Year ended March 31, 2009)

    There were no subsidiaries’ shares or affiliates’ shares with market value.

Items related to deferred tax accounting

Last fiscal year (Year ended March 31, 2008)		Current fiscal year (Year ended March 31, 2009)
1. Breakdown of major causes for the generation of deferred tax assets and deferred tax liabilities		1. Breakdown of major causes for the generation of deferred tax assets and deferred tax liabilities

Deferred tax assets	(Millions of yen)	Deferred tax assets	(Millions of yen)
Maximum deductible amount for reserve for bonuses	73	Maximum deductible amount for reserve for bonuses	44
Maximum deductible amount for allowance for loan loss	5	Maximum deductible amount for allowance for loan loss	124
Accrued enterprise tax disallowance	108	Valuation loss disallowance for real property for sale	4,283
Valuation loss disallowance for real property for sale	31	Disallowance for write-down for memberships	63
Disallowance for write-down for memberships	63	Maximum deductible amount for reserve for employees’ retirement benefits	36
Maximum deductible amount for reserve for employees’ retirement benefits	32	Maximum deductible amount for reserve for directors’ retirement benefits	23
Maximum deductible amount for reserve for directors’ retirement benefits	20	Maximum deductible amount for depreciation	171
Maximum deductible amount for depreciation	2	Disallowance for valuation loss on telephone subscription rights	5
Disallowance for valuation loss on telephone subscription rights	5	Impairment loss	695
Impairment loss	320	Deferred consumption tax	32
Deferred consumption tax	28	Disallowance for defective work on property for sale in progress	109
Disallowance for defective work on property for sale in progress	173	Disallowance for compulsory devaluation of investment securities	50
Disallowance for compulsory devaluation of investment securities	34	Net unrealized holding gains on other securities	4
Net unrealized holding gains on other securities	6	Loss carried forward	222
Other	1	Disallowance for valuation loss on investments	2

Deferred tax assets—Total	907	Deferred tax assets—Subtotal	5,870
Deferred tax liability		Valuation reserve	(5,508)

Net unrealized holding gains on other securities	(39)	Deferred tax assets—Total	361

Deferred tax liabilities—Total	(39)	Deferred tax liability

Net deferred tax assets	867	Accrued enterprise tax refunds	(23)

		Deferred tax liabilities—Total	(23)

		Net deferred tax assets	337

Note: Net deferred tax assets are included in the following balance sheet items.		Note: Net deferred tax assets are included in the following balance sheet items.

	(Millions of yen)		(Millions of yen)
Current assets—Deferred tax assets	388	Current assets—Deferred tax assets	294
Fixed assets—Deferred tax assets	478	Fixed assets—Deferred tax assets	43
Current liabilities—Deferred tax liability	—	Current liabilities—Deferred tax liability	—
Fixed liabilities—Deferred tax liability	—	Fixed liabilities—Deferred tax liability	—

2. Major itemized breakdown of causes for any significant difference in the tax burden ratio between the normal effective statutory tax rate and the corporate tax, etc. following deferred tax accounting

The difference in the tax burden ratio between the normal effective statutory tax rate and the corporate tax, etc. following deferred tax accounting is less than 5% of the normal effective statutory tax rate and thus has been omitted.

2. Major itemized breakdown of causes for any significant difference in the tax burden ratio between the normal effective statutory tax rate and the corporate tax, etc. following deferred tax accounting

Omitted because the loss before taxes is posted.

Per-share information

Last fiscal year (Year ended March 31, 2008)		Current fiscal year (Year ended March 31, 2009)
Net assets per share	1,132.91 yen	Net assets per share	331.40 yen
Current net income per share	198.07	Current net losses per share	774.13
Diluted net income per share	196.84	The diluted net income per share is the current net loss per share; and as there are no residual securities, they are not listed.
Note:	The basis for calculating net income per share, net loss per share and diluted net income per share is given below.

	Last fiscal year (Year ended March 31, 2008)	Current fiscal year (Year ended March 31, 2009)
Current net income per share
Current net income (losses) (Millions of yen)	3,301	(12,817)
Amount not belonging to the common stockholders (Millions of yen)	—	—
Current net income (losses) relating to common stock (Millions of yen)	3,301	(12,817)
Interim average share number (thousands of shares)	16,669	16,557
Diluted net income per share
Adjusted net income (Millions of yen)	—	—
Increase in common stock (Thousands of shares)	103	—
(Subset which are convertible corporate bonds with new share subscription rights) (Thousands of shares)	(103)	(—)

Important post-balance sheet events

Last fiscal year (Year ended March 31, 2008)	Current fiscal year (Year ended March 31, 2009)

The FLEX Corporation, a business partner and investment destination of Takara Leben, filed for bankruptcy in Tokyo District Court on May 30, 2008; the petition was accepted the same day.

As of that date, Takara Leben had 239 million yen in joint project investments in the FLEX Corporation and 166,000 shares of stock (acquisition cost: 49 million yen).

It is possible that these investments and shares will result in losses in the next fiscal year.

4) Detailed Statements

Detailed Statement of Marketable Securities

Stocks

		Description	Number of shares (Shares)	Amount recorded in balance sheets (Millions of yen)
Investment securities	Other marketable securities	KIKUSUI Chemical Industries Co., Ltd.	79,000	31
		The Musashino Bank, Ltd.	10,000	30
		Higashi-Nippon Bank, Ltd.	80,000	21
		Trinity Idea	350	21
		Yamada Corp.	20,000	12
		Suggest Co., Ltd.	70	11
		Jutaku Sangyo Shinyo Hosho	1,100	11
		Joyo Bank, Ltd.	10,000	4

		Total	200,520	144

Bonds

		Description	Face amount (Millions of yen)	Amount recorded in balance sheets (Millions of yen)
Marketable securities	Bonds held to maturity	One-year discount bonds (No. 875)	30	29
		One-year discount bonds (No. 871)	5	5

		Total	35	34

Other

		Type and description	Number of investment units, etc. (Units)	Amount recorded in balance sheet (Millions of yen)
Investment securities	Other marketable securities	Investment securities of anonymous associations	1	581

		Total	1	581

Detailed Statement of Tangible Fixed Assets, etc.

Type of asset	Ending balance for last period (Millions of yen)	Increase in current period (Millions of yen)	Decrease in current period (Millions of yen)	Ending balance for current period (Millions of yen)	Accumulated depreciation for end of current period or cumulative depreciation (Millions of yen)	Amortization for current period (Millions of yen)	Ending balance for current period (Millions of yen)
Tangible fixed assets
Buildings	7,289	1,225	1,193 (291)	7,321	1,916	295	5,405
Structures	104	32	16 (11)	119	47	7	72
Equipment	173	8	21 (0)	160	141	16	19
Land	16,125	2,663	2,585 (1,507)	16,203	—	—	16,203
Leased assets	—	3	—	3	0	0	2
Construction in progress	77	538	364	251	—	—	251

Total tangible fixed assets	23,771	4,471	4,182 (1,810)	24,060	2,105	320	21,954

Intangible fixed assets
Land lease rights	—	—	—	224	—	—	224
Software	—	—	—	52	34	9	17
Leased assets	—	—	—	79	5	5	73
Software suspense account	—	—	—	65	—	—	65

Total intangible fixed assets	—	—	—	421	40	15	380

Note:	1. The values within ( ) are for “Decrease in current period”

2.        The major contents of increases in the current period are acquisition of income-generating properties and transfers of assets; the major breakdown is as follows:

            Acquisition of income-generating properties

	Buildings, land	Higashi-Koenji	940 million yen
	Land	Akihabara	1,682 million yen
Transfer of assets
	Buildings, land	Le Art Saginomiya	562 million yen
3. The major content of decreases in the current period is transfers of assets; the major breakdown is as follows:
	Buildings, land	Tsukasa Tenpo Bldg.	489 million yen
	Buildings, land lease rights	Nihonbashi Shinwa Bldg.	283 million yen
	Buildings, structures, land, etc.	Mizuho Dai Takara Mansion	152 million yen
	Buildings, land	Ogikubo Tenant Bldg.	147 million yen
4. Since the amount of intangible fixed assets is less than 1% the total of assets “Ending balance for last period,” “Increase in current period,” and “Decrease in current period” have been omitted.

Detailed Statement of Reserves

Segment	Ending balance for last period (Millions of yen)	Increase in current period (Millions of yen)	Decrease in current period (Used for intended purpose) (Millions of yen)	Decrease in current period (Other) (Millions of yen)	Ending balance for current period (Millions of yen)
Allowance for loan loss Note: 1	16	305	0	16	305
Reserve for bonuses	132	95	118	—	110
Reserve for directors’ bonuses Note: 2	48	—	33	14	—
Reserve for directors’ retirement benefits	51	6	0	—	57

Note:	1.	“Decrease in current period (Other)” for Allowance for loan loss is based on reassessment of the beginning balance.
	2.	“Decrease in current period (Other)” for Reserve for directors’ bonuses is based on reversal of the beginning balance.

(2) Major assets and liabilities

a. Assets

1. Cash and cash equivalents

Segment	Amount (Millions of yen)
Cash	1
Types of deposits
Current deposit	2,056
Ordinary deposit	1,135
Separate deposit	3
Fixed deposit	160
Cumulative deposit	0

Subtotal	3,356

Total	3,358

2. Notes receivables

None.

3. Account receivables

(i) Breakdown according to other party

Other party	Amount (Millions of yen)
Kawaguchi Construction Co., Ltd.	3
General customers	36

Total	39

(ii) Generation, collection and retention of account receivables,

Balance brought forward from last period (Millions of yen) (A)	Amount generated in current period (Millions of yen) (B)	Amount collected in current period (Millions of yen) (C)	Amount brought forward to next period (Millions of yen) (D)	Collection	Retaining period
				rate (%)	(A)+(D)
					2
				(C) x100	(B)
				(A)+(B)	365
18	1,388	1,367	39	97.2	8
Note:	Amount generated in current period includes consumption tax.

4. Real property for sale

Segment	Area (m2)		Amount (Millions of yen)
Land, etc. for sale	Tokyo	906.80	292
	Ibaraki prefecture	577.31	68
Condominiums for sale	697 units	55,813.26	16,167

Total		57,297.37	16,528

5. Real property in progress for sale

Segment	Area (m2)		Amount (Millions of yen)
Land for construction of condominiums, etc.	Tokyo	20,353.09	7,981
	Saitama Prefecture	101,082.81	4,700
	Ibaraki Prefecture	73,139.13	2,309
	Kanagawa Prefecture	16,663.58	2,015
	Chiba Prefecture	49,182.32	2,013
	Other	40,492.03	3,994

Total		300,912.96	23,015

6. Land

Location	Area (m2)	Amount (Millions of yen)
Tokyo	13,352.38	8,053
Saitama Prefecture	47,669.72	4,894
Kanagawa Prefecture	7,561.92	2,476
Other	12,932.98	779

Total	81,517.00	16,203

b. Liabilities

1. Notes payables

(i) Breakdown according to other party

Other party	Amount (Millions of yen)
Takenaka Corporation	750
HIRASAWA KENSETSU & Co., Ltd.	241
ANDO Corporation	238
ITOHPIAHOME Co., Ltd.	21

Total	1,251

(ii) Breakdown according to settlement date

By settlements date	Amount (Millions of yen)
Matured in April 2009	150
Matured in May 2009	150
Matured in June 2009	171
Matured in July 2009	150
Matured in August 2009	629

Total	1,251

2. Account payables

Other party	Amount (Millions of yen)
ANDO Corporation	3,019
Nippon COMSYS Corporation	2,128
MAEDA CORPORATION	1,025
Kawada Industries, Inc.	992
Shinnihon Corporation	375
Other	836

Total	8,377

3. Short-term borrowings

Other party	Amount (Millions of yen)
Sumitomo Mitsui Banking Corporation	3,841
The Musashino Bank, Ltd.	2,700
Kawaguchi-Shinkin Bank	1,958
The Chuo Mitsui Trust and Banking Company, Ltd.	1,280
Joyo Bank, Ltd.	498
Other	1,869

Total	12,147

4. Long-term borrowings

Other party	Amount (Millions of yen)
Sumitomo Mitsui Banking Corporation	6,079
Resona Bank, Limited.	3,439
Shoko Chukin Bank	2,778
Japan Mortgage Co., Ltd.	2,562
Mizuho Bank, Ltd.	2,511
Other	21,577

Total	38,949

Note:	The above amounts include the amount for “Long-term debt due within one year.”

(3)	Other

None.

ITEM 6	Administrative Matters Regarding the Company’s Stock

Fiscal year	Year ended March 31

Ordinary general meeting of shareholders	During June

Reference date	March 31

Reference date for distribution of surplus	September 30 and March 31

Number of shares per unit	100 shares

Purchase of fractional shares
Transaction location	(Special account)
The Chuo Mitsui Trust and Banking Company Head Office
Shareholder registry administrator	3-33-1 Shiba, Minato-ku, Tokyo (Special account)
The Chuo Mitsui Trust and Banking Company
Location of intermediary	3-33-1 Shiba, Minato-ku, Tokyo
Negotiation commission	Amount specified separately as the equivalent to handling fees related to commission of negotiation of shares

Notification method	The notification method for Takara Leben shall be electronic notification. However, if electronic notification is not possible due to reasons such as an accident or other inevitable circumstance, notification shall be made in the Nihon Keizai Shimbun.

Benefits for shareholders	None.

Note:	Based on the stipulations of Takara Leben’s articles of association, fractional shareholders cannot exercise the rights listed in each item in Article 189, paragraph 2 of the Companies Act, the right to make demands based on the provisions of Article 166, paragraph 1 of the Companies Act, the right to receive allocations of shares for subscription and share options for subscription in accordance with the number of shares owned by the shareholder, or rights other than the right to demand additional purchase of fractional shares.

ITEM 7	Reference Information for the Company

1. Information on Parent Company

Takara Leben does not have any parent companies, etc. as specified in Article 24-7, paragraph 1 of the Financial Instruments and Exchange Act.

2. Other Information

During the period of time from when the current fiscal year started until the date that the Financial Report was filed, the following documents have been filed.

(1) Financial Report and attached documents

Fiscal year (36th term) (Year ended March 31, 2008) Filed to Director-General of the Kanto Local Finance Bureau on June 24, 2008

(2) Revision Report for Financial Report

Filed to Director-General of the Kanto Local Finance Bureau on February 18, 2009

A report on revisions pertaining to the Financial Report for the fiscal year (36th term) (Year ended March 31, 2008).

(3) Quarterly Report and Confirmation

(37th term, first quarter) (From April 2008 to June 30, 2008) Filed to Director-General of the Kanto Local Finance Bureau on August 8, 2008

(37th term, second quarter) (From July 1, 2008 to September 30, 2008) Filed to Director-General of the Kanto Local Finance Bureau on November 14, 2008

(37th term, third quarter) (From October 1, 2008 to December 31, 2008) Quarterly Report submitted to Director-General of the Kanto Local Finance Bureau on February 13, 2009; Confirmation submitted to Kanto Local Finance Bureau on February 16, 2009

(4) Report on Purchase of Treasury Stock Certificates

Reporting period (March 1, 2008 to March 21, 2008) Filed to Director-General of the Kanto Local Finance Bureau on April 1, 2008

(5) Revision Issuance Registration

Filed to Director-General of the Kanto Local Finance Bureau on June 24, 2008

Registration form for issuance of revisions pertaining to the Financial Report for the fiscal year (36th term) (Year ended March 31, 2008).

Filed to Director-General of the Kanto Local Finance Bureau on November 14, 2008

Registration form for issuance of revisions pertaining to the Quarterly Report for (first quarter of 37th term) (from April 1, 2008 to June 30, 2008).

Filed to Director-General of the Kanto Local Finance Bureau on November 14, 2008

Registration form for issuance of revisions pertaining to the Quarterly Report for (second quarter of 37th term) (from July 1, 2008 to September 30, 2008).

(6) Notification of Withdrawal of Issuance Registration (Straight corporate bonds)

Filed to Director-General of the Kanto Local Finance Bureau on February 27, 2009

PART 2 INFORMATION ON GUARANTOR OF THE COMPANY

None.

Independent Auditors’ Report

June 24, 2008

Board of Directors of

Takara Leben CO., LTD.

Grant Thornton Taiyo ASG

Designated partner,

Engagement partner,

Certified Public Accountant: Toshio Yanagishita (Seal)

Designated partner,

Engagement partner,

Certified Public Accountant: Hideaki Takahashi (Seal)

In order to provide audit certification in accordance with the first clause of Article 193-2-1 of the Financial Instruments and Exchange Act, we have audited the consolidated financial statements in the section of Financial Statement including consolidated balance sheets, consolidated statement of income, consolidated statement of changes in shareholders’ equity, consolidated statements of cash flows and consolidated detailed statements of Takara Leben CO., LTD. (“the Company”) for the fiscal year ended March 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements from the perspective of a third party.

We conducted our audit in accordance with generally-accepted accounting standards in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting standards used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the above consolidated financial statements, in accordance with generally-accepted accounting standards in Japan, present fairly, in all material respects, the financial conditions operating results and conditions of cash flows of Takara Leben CO., LTD. and its consolidated subsidiaries as of March 31, 2008.

Additional Information

As set forth in “Important post-balance sheet events,” the FLEX Corporation, which is a business partner and investment destination of the Company, filed for bankruptcy in Tokyo District Court on May 30, 2008; the petition was accepted on the same day. As of the same date, the Company had 239 million yen in joint project investments in the FLEX Corporation and 166,000 shares of stock (acquisition cost was 49 million yen).

Our firm and the engagement partners do not have any interest in the Company which should be disclosed pursuant to the provisions of the Certified Public Accountants Act.

Note: 1.	The document presented above is an electronic copy of the original “Independent Accountants Review Report.” The original report is kept separately by the Company.
2.	XBRL data themselves are not included in the consolidated financial statements.

Report of Independent Auditors and Internal Control Audit Report

June 23, 2009

Board of Directors of

Takara Leben CO., LTD.

Grant Thornton Taiyo ASG

Designated limited liability partner,

Engagement partner,

Certified Public Accountant: Toshio Yanagishita (Seal)

Designated limited liability partner,

Engagement partner,

Certified Public Accountant: Hideaki Takahashi (Seal)

<Audit of Financial Statements>

In order to provide audit certification in accordance with the first clause of Article 193-2-1 of the Financial Instruments and Exchange Act, we have audited the consolidated financial statements in the section of Financial Statement including consolidated balance sheets, consolidated statement of income, consolidated statement of changes in shareholders’ equity, consolidated statements of cash flows and consolidated detailed statements of Takara Leben CO., LTD. (“the Company”) for the fiscal year ended March 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements from the perspective of a third party.

We conducted our audit in accordance with generally-accepted accounting standards in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting standards used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the above consolidated financial statements, in accordance with generally-accepted accounting standards in Japan, present fairly, in all material respects, the financial conditions, operating results and conditions of cash flows of Takara Leben CO., LTD. and its consolidated subsidiaries as of March 31, 2009.

Additional Information

As set forth in “Significant items related to the preparation of consolidated financial statements,” the Company has started applying “Accounting standards regarding the evaluation of inventories” for the current consolidated fiscal year.

<Audit of Internal Control>

In order to provide audit certification in accordance with the first clause of Article 193-2-2 of the Financial Instruments and Exchange Act, we have audited the internal control report as of March 31, 2009 of the Company. Preparing and operating internal control over financial reporting and this internal control report are the responsibility of the Company’s management. Our responsibility is to express an opinion on this internal control report from the perspective of a third party. Furthermore, it is possible that we may not be able to completely prevent or discover misstatements in the financial reports through the internal control over financial reporting.

We conducted our audit in accordance with generally-accepted auditing standards for internal control over financial reporting in Japan for internal control over financial reporting. Auditing standards for internal control over financial reporting require that we plan and perform the audit to obtain reasonable assurance about whether the internal control report is free of material misstatements. An audit of internal controls is performed on a test basis and includes examining evidence supporting the statements made by management in the internal control report, assessing the scope, procedures and results of internal control over financial reporting, as well as evaluating the overall internal control report presentation. We believe that our audit of internal controls provides a reasonable basis for our opinion.

In our opinion, the above internal control report in which the Company states that the internal control over financial reporting as of March 31, 2009 is effective, presents fairly, in all material respects, the assessments of internal control over financial reporting, in accordance with assessments standards for internal control over financial reporting generally accepted in Japan.

Our firm and the engagement partners do not have any interest in the Company which should be disclosed pursuant to the Certified Public Accountants Act.

Note: 1.	The document presented above is an electronic copy of the original “Independent Accountants Review Report.” The original report is kept separately by the Company.
2.	XBRL data themselves are not included in the consolidated financial statements.

Independent Auditors’ Report

June 24, 2008

Board of Directors of

Takara Leben CO., LTD.

Grant Thornton Taiyo ASG

Designated partner,

Engagement Partner,

Certified Public Accountant: Toshio Yanagishita (Seal)

Designated partner,

Engagement partner,

Certified Public Accountant: Hideaki Takahashi (Seal)

In order to provide audit certification in accordance with the first clause of Article 193-2-1 of the Financial Instruments and Exchange Act, we have audited the non-consolidated financial statements in the section of Financial Statement including non-consolidated balance sheets, non-consolidated statement of income, non-consolidated statement of changes in shareholders’ equity and non-consolidated detailed statements of Takara Leben CO., LTD. (“the Company”) for the fiscal year ended March 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements from the perspective of a third party.

We conducted our audit in accordance with generally-accepted accounting standards in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting standards used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the above non-consolidated financial statements, in accordance with generally-accepted accounting standards in Japan, present fairly, in all material respects, the financial conditions and operating results of Takara Leben CO., LTD. as of March 31, 2008.

Additional Information

As set forth in “Important post-balance sheet events,” the FLEX Corporation, which is a business partner and investment destination of the Company, filed for bankruptcy in Tokyo District Court on May 30, 2008; the petition was accepted on the same day. As of the same date, the Company had 239 million yen in joint project investments in the FLEX Corporation and 166,000 shares of stock (acquisition cost was 49 million yen).

Our firm and the engagement partners do not have any interest in the Company which should be disclosed pursuant to the provisions of the Certified Public Accountants Act.

Note: 1.	The document presented above is an electronic copy of the original “Independent Accountants Review Report.” The original report is kept separately by the Company.
2.	XBRL data themselves are not included in the consolidated financial statements.

Independent Auditors’ Report

June 23, 2009

Board of Directors of

Takara Leben CO., LTD.

Grant Thornton Taiyo ASG

Designated limited liability partner,

Engagement partner,

Certified Public Accountant: Toshio Yanagishita (Seal)

Designated limited liability partner,

Engagement partner,

Certified Public Accountant: Hideaki Takahashi (Seal)

In order to provide audit certification in accordance with the first clause of Article 193-2-1 of the Financial Instruments and Exchange Act, we have audited the non-consolidated financial statements in the section of Financial Statement including non-consolidated balance sheets, non-consolidated statement of income, non-consolidated statement of changes in shareholders’ equity and non-consolidated detailed statements of Takara Leben CO., LTD. (“the Company”) for the fiscal year ended March 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements from the perspective of a third party.

We conducted our audit in accordance with generally-accepted accounting standards in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting standards used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the above non-consolidated financial statements, in accordance with generally-accepted accounting standards in Japan, present fairly, in all material respects, the financial conditions and operating results of Takara Leben CO., LTD. as of March 31, 2009.

Additional Information

As set forth in “Significant items related to the preparation of consolidated financial statements,” the Company has started applying “Accounting standards regarding the evaluation of inventories” for the current consolidated fiscal year.

Our firm and the engagement partners do not have any interest in the Company which should be disclosed pursuant to the provisions of the Certified Public Accountants Act.

Note: 1.	The document presented above is an electronic copy of the original “Independent Accountants Review Report.” The original report is kept separately by the Company.
2.	XBRL data themselves are not included in the consolidated financial statements.